UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

CYPRESS SEMICONDUCTOR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2015

Dear Fellow Stockholder:

You are cordially invited to attend Cypress Semiconductor Corporation’s 2015 Annual Meeting of Stockholders. We will hold the meeting on Friday, May 15, 2015, at 8:00 a.m. Pacific Daylight Time, at our principal executive offices located at 198 Champion Court, San Jose, California 95134. We look forward to your attendance in person or by proxy at the meeting.

Please refer to the Proxy Statement for detailed information on each of the proposals to be presented at the Annual Meeting. Your vote is important, and we strongly urge you to cast your vote whether or not you plan to attend the Annual Meeting.

If you are a stockholder of record, meaning that you hold shares directly with Computershare Trust Company, N.A., the inspector of elections will have your name on a list, and you will be able to gain entry to the Annual Meeting with any form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. If you hold stock in a brokerage account or in “street name” and wish to the attend the Annual Meeting in person, you will also need to bring a letter from your broker reflecting your stock ownership as of the record date, which is March 23, 2015.

Thank you for your ongoing support and continued interest in Cypress Semiconductor Corporation.

Very truly yours,

T.J. Rodgers

President and Chief Executive Officer

2015 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

CYPRESS SEMICONDUCTOR CORPORATION

NOTICE OF THE 2015 ANNUAL MEETING OF STOCKHOLDERS

TO ALL CYPRESS STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cypress Semiconductor Corporation, a Delaware corporation, will be held on:

Date:	Friday, May 15, 2015

Time:	8:00 a.m. Pacific Daylight Time

Place:	Cypress’s principal executive offices located at 198 Champion Court, San Jose, California 95134

Items of Business:

1.	The election of eight directors to serve on our Board of Directors for a one-year term, and until their successors are elected;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015;

3.	Annual advisory vote to approve the compensation of our named executive officers; and

4.	The transaction of such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of the 2015 Annual Meeting of Stockholders. This Notice, the 2015 Annual Report and our 2015 Proxy Statement are first being made available to stockholders on or about April 1, 2015.

All stockholders are cordially invited to attend the Annual Meeting in person. Only stockholders of record at the close of business on March 23, 2015, are entitled to receive notice of, and may vote at, the Annual Meeting, or any adjournment or postponement thereof. Any stockholder attending the Annual Meeting and entitled to vote may do so in person even if such stockholder returned a proxy card or voted by telephone or online. We have provided voting instructions in the attached Proxy Statement on how you can vote your shares at or before the Annual Meeting. The attached Proxy Statement and our 2015 Annual Report to stockholders are also available online at http://www.cypress.com/go/annualreport. You are encouraged to access and review all of the important information contained in these materials prior to voting.

FOR THE BOARD OF DIRECTORS

Pamela L. Tondreau
Corporate Secretary

San Jose, California, April 1, 2015

FREQUENTLY ASKED QUESTIONS ABOUT THE PROXY MATERIALS AND VOTING

CYPRESS SEMICONDUCTOR CORPORATION

PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

FREQUENTLY ASKED QUESTIONS ABOUT THE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

The Board of Directors (the “Board”) of Cypress Semiconductor Corporation (sometimes referred to as “we”, “us”, “our”, “the Company” or “Cypress”) is providing these proxy materials to solicit your vote at the 2015 Annual Meeting of Stockholders, or any adjournment or postponement thereof (“Annual Meeting”). The Annual Meeting will be held on Friday, May 15, 2015, at 8:00 a.m. Pacific Daylight Time at our principal executive offices located at 198 Champion Court, San Jose, California 95134. The telephone number at this address is (408) 943-2600.

Why did I receive a one-page notice in the mail regarding online availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”) and in an effort to reduce expenses and provide a convenience to our stockholders, we are furnishing our proxy materials primarily online on or about April 1, 2015. Therefore, instead of mailing a printed copy of our proxy materials to our stockholders, most of our stockholders will receive a Notice of Availability of Proxy Materials (the “Notice”), which provides instructions on how to access and review our proxy materials online, or if preferred, request a paper copy of our proxy materials, including this proxy statement (“Proxy Statement”), our 2015 Annual Report and a proxy or voting instruction card. The Notice also provides important instructions on how to submit your vote online.

Who may attend the Annual Meeting?

All stockholders and holders of proxies for those stockholders as of March 23, 2015 (the “Record Date”) may attend, as well as other persons invited by Cypress. If you are a stockholder of record, meaning that you hold shares directly with Computershare Trust Company, N.A., the inspector of elections will have your name on a list, and you will be able to gain entry to the Annual Meeting with any form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. Stockholders holding stock in brokerage accounts or in “street name” wishing to attend the Annual Meeting in person will also need to bring a letter from their broker reflecting their stock ownership as of the Record Date.

Who is entitled to vote?

Only Cypress stockholders as of the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, there were 330,755,265 shares outstanding of Cypress’s common stock, par value $0.01 per share.

What may I vote on?

You may vote on all items listed below:

1.	The election of eight directors to serve on our Board of Directors for one-year terms, and until their successors are elected;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2015;

FREQUENTLY ASKED QUESTIONS ABOUT THE PROXY MATERIALS AND VOTING

3.	Annual advisory vote to approve the compensation of our named executive officers; and

4.	The transaction of such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.

What is the difference between a registered stockholder or stockholder of record and a beneficial stockholder?

Registered Stockholder or Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a registered stockholder or a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or you may vote by proxy. Shares you hold in a bank or brokerage account are not generally registered directly in your name.

Beneficial Stockholder: Shares Registered in the Name of a Bank or Broker

If your shares were held in an account at a bank, brokerage firm, dealer, or other similar organization on the Record Date, then you are the beneficial stockholder of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial stockholder, you have the right to instruct your bank or broker on how to vote the shares in your account. You are also invited to attend the Annual Meeting. You will be able to gain entry to the Annual Meeting with any form of government-issued photo identification, along with a copy of a letter from your bank or broker reflecting your stock ownership as of the Record Date.

However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your bank or broker in advance of the Annual Meeting.

How do I vote and what are the voting deadlines?

Whether you hold your shares directly as the stockholder of record or beneficially in “street name”, you may vote your shares by proxy without attending the Annual Meeting. Depending on how you hold your shares, you may vote your shares in one of the following ways:

Stockholders of Record: If you are a stockholder of record, there are several ways for you to vote your shares.

By mail	By telephone or online	In person at the Annual Meeting

If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than May 14, 2015 at 5 p.m. Pacific Daylight Time to be voted at the Annual Meeting.

You may vote your shares by telephone or online by following the instructions provided in the Notice of Online Availability of Proxy Materials. If you vote by telephone or online, you do not need to return a proxy card by mail. Online and telephone voting are available 24 hours a day. Votes submitted by telephone or online must be received by 11:59 p.m. Eastern Time on May 14, 2015.

You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions, or vote by telephone or online by the applicable deadline so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Stockholders: If you are the beneficial owner of your shares, you should have received the Notice and voting instructions from the bank or broker holding your shares. You should follow the instructions in the Notice and voting instructions to instruct your bank or broker on how to vote your shares. The availability of telephone and online voting will depend on the voting process of the bank or broker. Shares held beneficially may be voted in person at the

FREQUENTLY ASKED QUESTIONS ABOUT THE PROXY MATERIALS AND VOTING

Annual Meeting only if you obtain a legal proxy from the bank or broker in advance of the Annual Meeting giving you the right to vote your shares.

What shares may be voted and how may I cast my vote for each proposal?

You may vote all shares you own as of the close of business on the Record Date. You may cast one vote per share of common stock for each proposal, except that a stockholder voting for the election of directors has the right to cumulate his or her votes. This means you may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares you are entitled to vote, or you may distribute your shares among as many director candidates as you select, provided that your votes cannot be cast for more than eight candidates. If you choose to cumulate your votes, you will need to submit a proxy card or ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting. If you hold shares beneficially in “street name” and wish to cumulate your votes, you should contact your bank or broker.

What is the effect of a broker vote?

Banks and brokers who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals even if they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A “broker non-vote” occurs when a bank or broker does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the final vote with respect to a particular proposal. Thus, a broker non-vote may impact our ability to obtain a quorum, but will not otherwise affect the outcome of the vote on any proposal that requires a plurality of votes cast (Proposal 1) or an advisory vote (Proposal 3).

How many votes are needed to approve each proposal?

With respect to Proposal 1, the eight director nominees receiving the highest number of “FOR” votes will be elected. You may vote “FOR” all nominees, “WITHHOLD” your vote for all nominees, or vote “FOR” all nominees except those specific nominees from whom you “WITHHOLD” your vote. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than eight directors. If you hold your shares in “street name”, your bank or broker is not permitted to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf.

With respect to Proposals 2 and 3, we must receive a “FOR” vote from the majority of shares present and entitled to vote either in person or by proxy in order for such proposal to be approved. Under Delaware law, if you “ABSTAIN” from voting for Proposals 2 and 3 it will have the same effect as an “AGAINST” vote.

Proposal	Vote Required	Broker Vote Allowed
Proposal 1 – Election of eight directors	Plurality of votes cast	No
Proposal 2 – Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015	Majority of shares entitled to vote and present in person or represented by proxy	Yes
Proposal 3 – Annual advisory vote to approve compensation of our named executive officers	Majority of shares entitled to vote and present in person or represented by proxy	No

FREQUENTLY ASKED QUESTIONS ABOUT THE PROXY MATERIALS AND VOTING

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are represented by proxy or by stockholders present and entitled to vote at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your bank or broker) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or holders of a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another time or date.

How can I change my vote or revoke my proxy?

If you are a stockholder of record, you have the right to revoke your proxy and change your vote at any time before the Annual Meeting by (i) returning a later-dated proxy card, or (ii) voting again online or by telephone, as more fully described on your Notice or proxy card. You may also revoke your proxy and change your vote by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote again at the Annual Meeting.

If your shares are held by a bank or broker, you may change your vote by submitting new voting instructions to your bank, broker, trustee or agent, or, if you have obtained a legal proxy from your bank or broker giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

What does it mean if I get more than one Notice, proxy or voting instructions card?

It means you hold shares in more than one registered account. You must vote all of your proxy cards in one of the manners described above (under “How do I vote and what are the voting deadlines?”) to ensure that all your shares are voted.

Who will count the votes?

Representatives of Investor Communication Solutions, a division of Broadridge Financial Solutions, Inc., our mailing agent and tabulation service, will count the votes, and Pamela Tondreau, our Corporate Secretary, will act as the Inspector of Elections. The procedures to be used by the Inspector of Elections are consistent with Delaware law concerning the voting of shares, determination of a quorum and the vote required to take stockholder action.

Who will pay for the cost of this proxy solicitation?

The cost of soliciting your vote in connection with this Proxy Statement has been, or will be, borne by Cypress. We have retained Okapi Partners, an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $6,500, plus reimbursement of reasonable expenses. We have also requested that banks, brokers and other custodians, agents and fiduciaries send these proxy materials to the beneficial owners of our common stock they represent and secure their instructions as to the voting of such shares. We may reimburse such banks, brokers and other custodians, agents and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding solicitation materials to such beneficial owners. Certain of our directors, officers or employees may also solicit proxies in person, by telephone, or by electronic communications, but they will not receive any additional compensation for doing so.

How can I receive the proxy statement and annual report by electronic delivery?

You may sign up for Cypress’s e-delivery program at www.cypress.com/edeliveryconsent. When you sign up for our electronic delivery program, you will be notified by e-mail whenever our annual report or proxy statement is available for viewing online. Your enrollment in the e-delivery program will remain in effect as long as your account remains active or until you cancel your enrollment.

FREQUENTLY ASKED QUESTIONS ABOUT THE PROXY MATERIALS AND VOTING

How can a stockholder request a copy of Cypress’s Annual Report on Form 10-K filed with the SEC for fiscal year 2014?

Online: Visit our website at www.cypress.com/go/annualreport to view the Annual Report online or print a copy.

By Mail: Send a written request for a copy of our Annual Report on Form 10-K to Pamela Tondreau, Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134. Upon receipt of such request by a stockholder, we will provide a printed copy of our Annual Report on Form 10-K without charge. Our Annual Report on Form 10-K for the fiscal year ended December 28, 2014 was filed with the SEC on February 17, 2015.

How and when may I submit proposals or director nominations for consideration at next year’s annual meeting of stockholders?

For stockholder proposals to be considered for inclusion in our 2016 Proxy Statement, the written proposal must be received by Pamela Tondreau, our Corporate Secretary, at our principal executive offices located at 198 Champion Court, San Jose, California 95134, no later than December 3, 2015, in accordance with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. In addition, the Company’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters or nominate director candidates before or at an annual meeting of stockholders. Stockholders who wish to submit proposals or director nominations under the Company’s bylaws must deliver written notice to our Corporate Secretary at the address above no earlier than January 17, 2016, and no later than February 16, 2016. Any such proposal must contain the specific information required by the Company’s bylaws. In the event the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of stockholder proposals in our proxy statement would instead be a reasonable time before we begin to print and mail our proxy materials. If you are not able to submit your proposal within such reasonable time, you may still submit it for consideration for the 2016 Annual Meeting agenda, by submitting it no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. All stockholder proposals will also need to comply with SEC regulations, including Rule 14a-8 of the Securities Exchange Act of 1934 regarding the inclusion of stockholder proposals in any Company-sponsored proxy materials.

If you would like a copy of Cypress’s current bylaws, please write to Pamela Tondreau, Corporate Secretary, 198 Champion Court, San Jose, California 95134. A copy is also filed with the SEC and can be accessed at www.sec.gov.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the 2015 Annual Meeting and file a Current Report on Form 8-K announcing the final voting results after the Annual Meeting.

How many copies of the proxy materials will you deliver to stockholders sharing the same address?

To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address, unless otherwise requested by the stockholders. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by writing to Investor Relations, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134.

ELECTION OF DIRECTORS

PROPOSAL ONE

ELECTION OF DIRECTORS

A board of eight directors is to be elected at the 2015 Annual Meeting. Proxies can only be voted for the number of nominees named in this Proxy Statement. All directors are elected annually and serve a one-year term until the next annual meeting where they or their successors are elected. If you submit a signed proxy card that does not specify how you wish to vote, your shares will be voted for the eight director nominees named below. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. There are no arrangements or understandings between any nominee and any other person pursuant to which he was selected as a director or a nominee. As of the time of filing of this Proxy Statement, there were no director candidates recommended by stockholders or stockholder groups beneficially owning 5% of voting common stock for at least one year. All nominees are standing for re-election except for John Kispert, Raymond Bingham, O.C. Kwon and Michael S. Wishart, who are standing for election for the first time, and whose selection to the Board was made in accordance with the terms of the Agreement and Plan of Merger and Reorganization dated December 1, 2014 by and between Cypress, Spansion Inc. and Mustang Acquisition Corporation, a subsidiary of Cypress.

Our Board members are encouraged, but are not required, to attend annual meetings of stockholders. All of our Board members attended the annual meeting of stockholders in 2014.

Except as set forth below, each of the nominees has been engaged in his principal occupation during the past five years. There are no family relationships among our directors and executive officers.

T.J. Rodgers is the founder, president, chief executive officer, and a director of Cypress Semiconductor Corporation. He sits on the board of directors of Cypress’s internal subsidiaries, AgigA Tech, Inc. and Deca Technologies Inc. He is a former member of the board of trustees of Dartmouth College, his alma mater. Mr. Rodgers was a Sloan scholar at Dartmouth, where he graduated as salutatorian with a double major in physics and chemistry. He attended Stanford University on a Hertz fellowship, earning a master’s degree (1973) and a Ph.D. (1975) in electrical engineering. At Stanford, Mr. Rodgers invented, developed and patented VMOS technology. He managed the MOS memory design group at American Megatrends Incorporation, a company specializing in computer hardware and firmware, from 1975 to 1980 before moving to Advanced Micro Devices (AMD), a developer of computer processors and related technologies for business and consumer markets, where he ran AMD’s static RAM product group until 1982, when he founded Cypress.

Qualifications: Complete history of company; expert technical and analytical skills; long-term executive experience; over four decades of experience in the semiconductor industry

Other Public

Directorships: None

Former Public Directorships:

SunPower Corporation

Age: 67

Director Since: 1982

ELECTION OF DIRECTORS

W. Steve Albrecht is the Gunnell Endowed Professor of Accounting and a Wheatley Fellow at Brigham Young University (BYU). He served as the associate dean of the school until July 2008. Mr. Albrecht, a certified public accountant, certified internal auditor, and certified fraud examiner, joined BYU in 1977 after teaching at Stanford University and the University of Illinois. Prior to becoming a professor, he worked as an accountant for Deloitte & Touche, an accounting firm. Mr. Albrecht is the past president of the American Accounting Association and the Association of Certified Fraud Examiners. He is a former trustee of the Financial Accounting Foundation that provides oversight to the Financial Accounting Standards Board (FASB) and the Governmental Accounting Standards Board. He is also a former member of COSO, the organization that developed the internal control framework used by most companies. He has consulted with numerous corporations on fraud, controls and financial reporting issues. He has been an expert witness in several large financial statement fraud cases. Mr. Albrecht holds a bachelor of science degree from Brigham Young University, a master’s degree in Business Administration and a doctorate degree in Accounting from the University of Wisconsin.

Qualifications: Extensive experience with controls and financial accounting matters, especially with respect to multi-national companies

Other Public Directorships: Red Hat, SkyWest, Inc.

Former Public Directorships:

SunPower Corporation

Age: 68

Director Since: 2003

Eric A. Benhamou is the former chairman and current director of Cypress. He is also the former chairman of the board of 3Com Corporation, a digital electronics manufacturer best known for its computer network infrastructure products. He served as chief executive officer of Palm, Inc., a personal digital assistant and smartphone manufacturer, from October 2001 until October 2003 and as chairman until October 2007. He also served as chief executive officer of 3Com from 1990 until the end of 2000. Mr. Benhamou co-founded Bridge Communications, an early networking pioneer, and was vice president of engineering until its merger with 3Com in 1987. Until 2014, he served on the Stanford University School of Engineering board and as vice chairman of the board of governors of Ben Gurion University of the Negev. He is the managing director of Benhamou Global Ventures, a venture capital firm he established in 2003. Mr. Benhamou holds a master of science degree from Stanford University’s School of Engineering and a diplôme d’ingénieur and doctorate from Ecole Nationale Supérieure d’Arts et Métiers, Paris.

Qualifications: Engineering expertise; extensive experience managing public companies in the technology sector; expertise in venture and other financial transactions

Other Public Directorships: Silicon Valley Bank, Finjan Holdings

Former Public Directorships: 3Com Corporation, Palm, Inc., Netscape, Real Networks

Age: 59

Director Since: 1993

ELECTION OF DIRECTORS

H. Raymond Bingham is the chairman of our Board of Directors and former chairman of the board of Spansion Inc. Mr. Bingham has served as an Advisory Director of General Atlantic LLC, a global private equity firm, since January 2010 and a Managing Director from November 2006 to December 2009. He was Executive Chairman of the board of directors of Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from May 2004 to July 2005 and served as a director of Cadence from November 1997 to July 2005. Prior to being Executive Chairman, he served as President and Chief Executive Officer of Cadence from April 1999 to May 2004 and as Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Mr. Bingham received a Master of Business Administration degree from the Harvard Business School and a Bachelor of Science degree in Economics (with Honors) from Weber State University.

Qualifications: Extensive and significant senior leadership, industry and financial experience, and service as a public company director on the boards and board committees of technology companies beginning in December 1979

Other Public Directorships: Dice Holdings, Inc., Flextronics International Ltd., Oracle Corporation, TriNet Group, Inc.

Former Public Directorships: Fusion-io, Cadence Design Systems, STMicroelectronics, Spansion Inc.

Age: 69

Director Since: 2015

John H. Kispert served as the President and Chief Executive Officer and a Director of Spansion Inc. from February 2009 until March 2015. Prior to that, Mr. Kispert spent thirteen years in a number of executive roles at KLA-Tencor, including President and Chief Operations Officer. Prior to KLA-Tencor, Mr. Kispert held several senior management positions with IBM. Mr. Kispert holds a Master of Business Administration degree from the University of California, Los Angeles and a Bachelor of Arts degree in Political Science from Grinnell College.

Qualifications: Extensive leadership, industry, financial and operational experience and a thorough knowledge of Spansion’s business, strategy and operations

Other Public Directorships: Extreme Networks, Inc., Gigamon Inc. and TriNet Group, Inc.

Former Public Directorships: Spansion

Age: 51

Director Since: 2015

ELECTION OF DIRECTORS

O.C. Kwon served as chief executive officer SK Hynix Semiconductor, a South Korean memory semiconductor supplier of dynamic random access memory (DRAM) chips and flash memory chips, from 2010 to 2013. Following his retirement from SK Hynix in 2013, Mr. Kwon has continued to serve as a senior advisor of SK Hynix. Mr. Kwon spent almost 30 years at SK Hynix (formerly Hyundai Electronics) in a number of executive roles, including President of Hynix Neumonics Semiconductor, a joint venture between SK Hynix and ST Microelectronics, in Wuxi, the People’s Republic of China, from 2009 to 2010, and Senior Vice President of strategic planning and corporate relations of SK Hynix Semiconductor from 2003 to 2009. Mr. Kwon also served on the board of directors of SK Hynix from 2006 to 2013 and of Spansion Inc. from 2014 to 2015. Mr. Kwon has served as an economic advisor to the Jiangsu Provincial Government, People’s Republic of China, since 2011, and as chairman of the Korea Semiconductor Industry Association from 2011 to 2013. Mr. Kwon holds a Bachelor of Arts degree in International Economics from Seoul National University, South Korea.

Qualifications: Significant senior leadership, industry, financial and operational experience, international experience and extensive business development experience in the semiconductor industry

Other Public Directorships: None

Former Public Directorships: Spansion Inc.

Age: 56

Director Since: 2015

Wilbert van den Hoek retired from Novellus Systems, Inc., a semiconductor equipment manufacturer, in 2008, where he was executive vice president and chief technology officer. He also served as president and chief executive officer of Novellus Development Company, LLC, a wholly-owned subsidiary of Novellus Systems, Inc. from 2005 until 2008. He joined Novellus Systems, Inc. in 1990 and served in various senior executive positions until his retirement in 2008. From 1980 to 1990, he held various positions at Philips Research Laboratories, a global organization that helps introduce meaningful innovation to improve people’s lives. From 2004 until 2006 when the company went public, he served on the board of directors of Neah Power Systems, Inc., a developer of innovative, long-lasting, efficient and safe power solutions for military, transportation and portable electronics applications. Since 2005, he has served on the technical advisory boards of various organizations, including Cavendish Kinetics, Inc., a fabless supplier of tunable components for RF circuits, Innopad, Inc., a manufacturer of polishing pads for use in semiconductor manufacturing, Innovent Technologies, LLC, a manufacturer of customized substrate handling products for the semiconductor, LED and solar panel industries, and Process Relations, an independent software vendor and consulting company specializing in supporting customers develop and transfer high-tech manufacturing processes in various markets including the semiconductor market. Mr. van den Hoek received a doctorandus degree cum laude in Chemistry from the Rijks Universiteit Utrecht, The Netherlands in December 1979.

Qualifications: Extensive experience as a senior executive, consultant and director in the semiconductor industry and other high technology companies; thorough understanding of semiconductor industry business models and competition

Other Public Directorships: None

Former Public Directorships: None

Age: 57

Director Since: 2011

ELECTION OF DIRECTORS

Michael S. Wishart served as a Managing Director and Advisory Director of Goldman, Sachs & Co. from 1999 until he retired in June 2011. Since his retirement he has provided strategic and business consulting as the President of Roehampton Road, LLC. From 1991 to 1999, he served as Managing Director, including as Head of the Global Technology Investment Banking Group for Lehman Brothers. From 1978 to 1992 he held various positions in the investment banking division at Smith Barney, Harris Upham & Co. Mr. Wishart holds a Bachelor of Science from St. Lawrence University and a Masters in Business Administration from the Stanford Graduate School of Business. He served on the board of directors of Spansion Inc. from 2013 to 2015.

Qualifications: Extensive experience advising technology companies as an investment banker

Other Public Directorships: None

Former Public Directorships: Spansion Inc., Brooktree Corporation

Age: 60

Director Since: 2015

In addition to the biographical information above regarding each nominee’s specific experience, attributes, positions and qualifications, we believe that each of our director nominees has performed his duties with critical attributes such as honesty, integrity, diligence and an adherence to high ethical standards. In addition, each of our current directors has demonstrated strong business acumen and an ability to exercise sound judgment, as well as a commitment to the Company and its core values. Finally, we value their significant leadership and experience on other public company boards and board committees.

Required Vote

The eight nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote shall be elected as directors to serve until our next annual meeting, where they or their successors will be elected. Votes withheld from this proposal are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no further legal effect under Delaware law.

☑    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO

THE BOARD OF EACH OF THE NOMINEES PROPOSED ABOVE.

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2016, subject to ratification by our stockholders.

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1982. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2015 Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and will also be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.

If the stockholders fail to ratify the selection of our independent registered public accounting firm, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of Cypress and its stockholders.

All fees billed to Cypress by PricewaterhouseCoopers LLP for fiscal years 2013 and 2014 were pre-approved by the Audit Committee and were as follows:

Services	2013	2014
Audit Fees	$1,949,100	$2,773,300
Audit-Related Fees	—	—
Tax Fees	$216,600	$742,800
All Other Fees	—	—
Total	$2,165,700	$3,516,100

Audit Fees.  Includes fees associated with the annual audit of our financial statements and internal control over financial reporting in compliance with regulatory requirements under the Sarbanes-Oxley Act, review of our quarterly reports on Form 10-Q, annual report on Form 10-K and periodic reports on Form 8-K, consents issued in connection with our Form S-8 filings, assistance with and review of other documents we file with the SEC, and statutory audits required internationally. The fees for Fiscal Year 2014 include fees related to business combination accounting for our recent merger with Spansion Inc.

Audit-Related Fees.  Audit-related services principally include employee benefit plan audits, and accounting consultations not associated with the regular audit.

Tax Fees.  Includes fees for tax compliance (tax return preparation assistance and expatriate tax services), general tax planning, tax-related services on acquisitions, and international tax consulting. The fees for Fiscal Year 2014 include fees related to our recent merger with Spansion Inc.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy that requires advance approval of all audit services, audit-related services, tax, and other services performed by the Company’s independent registered public accounting firm. With the exception of certain de-minimis amounts, unless the specific service has been previously pre-approved with respect to that fiscal year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform such services for Cypress.

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Required Vote

The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2016.

☑    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ANNUAL ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL THREE

ANNUAL ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“NEO”) as disclosed in this Proxy Statement in accordance with SEC rules. We are providing this proposal for the vote of our stockholders pursuant to Section 14A of the Securities Exchange Act of 1934, as amended.

At our 2011 Annual Meeting, as recommended by our Board of Directors, a majority of our stockholders voted in favor of including an annual advisory vote on the compensation of our named executive officers identified in our proxy statement (also known as “say-on-pay”) to be held at each annual meeting of stockholders. Therefore, we have included Proposal 3 in this Proxy Statement to provide our stockholders with a non-binding advisory, or “say-on-pay”, vote relating to the compensation of our named executive officers as disclosed in this Proxy Statement. Your vote on this item will provide us with valuable insight into our stockholder’s view on our compensation practices pertaining to our named executive officers.

Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success and have played a material role in our ability to drive strong financial results and attract and retain an experienced, successful team to manage our Company. Under these programs, our named executive officers are rewarded for achieving specific annual, long- and short-term and strategic, corporate goals, and realizing increased stockholder value. Please read the “Compensation Discussion and Analysis (“CD&A”)” section of this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goal of aligning our executive compensation structure with our stockholders’ interests and current market practices. We have asked for stockholder advisory votes on the compensation of our named executive officers annually since 2011 and the overall approval percentage by our voting stockholders for each proxy year is shown below:

Proxy Year	Stockholder Approval Percentage
2011	95%
2012	98%
2013	53%
2014	82%

ANNUAL ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pay for Performance Alignment

The following graph details our relative Total Shareholder Return (TSR) as compared to a variety of benchmarks for a five year period.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

(all data provided by Research Data Group, Inc.)

Based on $100 invested on 1/30/10 in stock or index, including reinvestment of dividends

We are pleased that our 2014 TSR exceeded the benchmarks.

	Fiscal Year
	2009 ($)	2010 ($)	2011 ($)	2012 ($)	2013 ($)	2014 ($)	Delta 2014 vs 2013%
Cypress Semiconductor Corporation	100	176	162	105	107	158	47.5
S&P 500	100	115	117	136	180	205	13.7
S&P Semiconductors	100	111	114	110	149	201	34.9
PHLX Semiconductor (“SOXX”)	100	115	117	129	170	215	26.9
Peer Group[1]	100	141	121	121	148	205	38.8

1.	Peer Group consists of those companies identified under “Compensation Discussion and Analysis (“CD&A”) - Fiscal Year 2014 Executive Compensation Actions.”

Compensation for our CEO, as reported in our “Summary Compensation Table” in the “Executive Compensation Tables” section of our proxy statement, has declined substantially over the last five year period by 50% primarily due to lower value of stock awards as well as less non-equity incentive compensation attained by the CEO. The compensation drop in the last four years is a direct result of our pay-for-performance policies. The graph and table below are shown in the same format and period as the prior TSR graph and table for comparative purposes, except that it is an annual measurement

ANNUAL ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

and not cumulative. The total realized compensation for fiscal year 2009 is used as the initial baseline and is indexed to 100. Each subsequent year reflects the total realized compensation for that year as indexed to the initial baseline.

COMPARISON OF T.J. RODGERS’ TOTAL REALIZED COMPENSATION OVER

FIVE YEARS SINCE FISCAL YEAR 2009

	Fiscal Year
	2009	2010	2011	2012	2013	2014
T.J. Rodgers	100	128	95	82	71	50

2014 Compensation Summary

As disclosed in the Compensation Discussion and Analysis of the 2014 Proxy Statement, we gave no base salary increases and made no changes to the participation levels for cash-based variable compensation plans for any of our NEOs other than for Mr. Trent in connection with his promotion to Chief Financial Officer of the Company. In fiscal year 2014, the cash-based variable compensation plan paid out at approximately 17% of the target bonus for each NEO. As such, we believe our cash-based compensation for fiscal year 2014 will be substantially lower than our peer group average. This will also mark the third year in a row that our cash-based variable compensation plans are paying out substantially below the targets and are a direct result of our linkage to our pay-for-performance program.

Equity grants for fiscal year 2014 were 80% performance-accelerated restricted stock units under our PARS Program and included a 20% service-based award vesting over two years. All milestones for achievement are performance-based and were pre-approved by the Compensation Committee and disclosed in an 8-K filed on March 4, 2014. See “Compensation Discussion and Analysis (“CD&A”) - Performance-Based Equity Compensation” for further discussion of the equity grants, milestones, milestone achievement, shares earned, negative discretion applied and actual shares delivered.

Actual Realized Compensation

As we previously discussed, due to the fact that approximately 75% of our CEO’s target compensation is variable in nature, we believe it is very misleading to judge TSR performance to year-old compensation targets rather than actual compensation based on actual results. In order to provide further disclosure to our shareholders, we are providing a comparison of realized compensation for our CEO.

ANNUAL ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

2014 CEO Realized Compensation vs. TSR
($000s)
Base Salary	600
Bonus	119
Other Compensation	48
Total Cash Compensation	767

PARS at Date Delivered ($ value)	1,328
Total Compensation	2,095

CY Peer Group Percentile Estimate[1]	Minimum

TSR for Period	47.5%
Peer Group Weighted TSR	38.8%
CY Percentile	73%
1. Not all of our peer companies have filed their proxy. As such, this is our best estimate at the time of filing.

In closing, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission.”

The say-on-pay vote is advisory, and therefore not binding on the Company, our Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

☑     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED

IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our business, assets and operations are managed under the direction of our Board of Directors (“Board”). Members of our Board are kept informed of our business through discussions with our chief executive officer, our chief financial officer, our executive officers, our general counsel, members of management and other Company employees as well as our independent auditors, and by reviewing materials provided to them and participating in meetings of the Board and its committees.

In addition to its management function, our Board remains committed to strong and effective corporate governance, and, as a result, it regularly monitors our corporate governance policies and practices to ensure we meet or exceed the requirements of applicable laws, regulations and rules, the NASDAQ listing standards, as well as the best practices of other public companies.

The Company’s long-standing corporate governance program features the following:

—	a strong independent chairman of the Board for over 25 years, whose duties and responsibilities are set forth in our Bylaws;

—	a Board that is up for election annually and has been for over 25 years;

—	all of our directors, other than our CEO, are independent;

—	we have no stockholder rights plan in place;

—	regularly updated charters for each of the Board’s committees, which clearly establish the roles and responsibilities of each such committee;

—	Board committees that are comprised of and chaired solely by independent directors;

—	a Board that enjoys unrestricted access to the Company’s management, employees and professional advisers;

—	regular executive sessions among our non-employee and independent directors;

—	a risk management program with specific responsibilities assigned to management, the Board, and the Board’s committees;

—	a director orientation and continuing annual education program which is tracked for compliance;

—	a clear Code of Business Conduct and Ethics that is reviewed annually for best practices;

—	a clear set of Corporate Governance Guidelines that is reviewed annually for best practices;

—

a Clawback Policy that requires the return of performance-based compensation payments to the Company by any executive engaged in (i) fraud, theft or dishonesty, (ii) intentional misconduct related to the Company’s financial statements, or (iii) in the event of a material negative revision of any financial or operating measure on which performance-based compensation was paid out to such executive;

—	a long history of no perquisites for our directors and executive officers;

—	the Compensation Committee’s engagement of an independent compensation consultant; and

—

an enhanced director/committee self-evaluation process that includes periodic one-on-one interviews by the Company’s primary corporate outside counsel, allowing the directors to provide additional feedback on the Board’s performance and other matters related to the Company, as well as providing each director an opportunity to ask questions of outside counsel.

CORPORATE GOVERNANCE

In addition to the features above, we have a long-standing stock ownership requirement to ensure that our directors and executives remain aligned with the interests of the Company and its stockholders.

Stock Ownership Requirements

We believe the stock ownership of our directors and executives is on the higher end of our peer group. In fact, our CEO is one of Company’s largest stockholders. Together, our directors and executive officers beneficially owned 6.24% of our outstanding common stock as of March 12, 2015 - an amount that is significantly greater than the directors and NEOs of any company in our peer group. See “Security Ownership of Certain Beneficial Owners and Management” for share ownership details.

Despite the strong ownership patterns demonstrated by our directors and executives, the Board strives to ensure our corporate governance practices are consistent with industry best practices. As such, effective March 1, 2014, the Board increased our stock ownership requirements. The table below summarizes the stock ownership policy and status among our directors and NEOs as of March 12, 2015.

	Stock Ownership Requirement	Shares Actually Held
Chief Executive Officer	6X base compensation	227.5X base compensation
All Other Named Executive Officers	4X base compensation	3.6X – 44.8X base compensation
Non-Employee Directors*	30,000 shares	29,849-1,748,338 shares
* This Group does not include Messrs. Long, Mao and Sherman who are not being nominated for re-election.

As a result of such requirements, our directors and NEOs will continue to hold a substantial amount of their net worth in shares of Cypress common stock, and maintain an even stronger alignment with the Company and our stockholders.

Executive Officers.  Our CEO is required to own Company common stock having a value of at least six times his annual base salary. Common stock only includes shares directly owned free and clear and does not include any granted equity awards, even if vested and in the money. Our named executive officers, other than our CEO, are required to own Company stock at least four times their annual base salary. Individuals have three years to meet the stock ownership requirement. If the stock ownership requirement is not met after three years, then the executive must hold all future shares that vest (net of taxes) until the stock ownership requirements are met. As of March 12, 2015, all of our NEOs other than Mr. Trent met the stock ownership requirements. Mr. Trent has until June 1, 2017 (three years from the date he assumed the role as Chief Financial Officer) to meet the stock ownership requirements.

Directors.    Our non-employee directors are required to own at least 30,000 shares of common stock of the Company, which is approximately five times their annual retainer. New directors are required to meet the requirement within three years of their appointment to the Board. As of March 12, 2015, all our non-employee directors, including our new non-employee directors who joined the Board as of March 12, 2015, met the stock ownership requirements, other than Mr. Kwon who has three years to meet the requirements.

Policy on Derivative Trading

The Company has a long-standing policy which regulates trading by our insiders, including our NEOs and Board members. Our insider trading policy includes rules and guidance regarding quiet periods and explains when transactions in Cypress stock are permitted. The policy also sets forth certain types of prohibited transactions. Specifically, no Company director, officer or other employee, agent or contractor may, directly or indirectly, enter into any transaction which has the effect of selling any equity security of the Company, including derivative securities of the Company, if he or she (1) does not own the security sold, or (2) owns the security and does not deliver it against such sale (a “short sale against the box”) within twenty days thereafter, or does not within five days after such sale, deposit it in the mail or other usual channels of transportation. Similarly, no Company director, employee, agent or contractor may engage in short sales or hedging activity of any kind. A short sale, as defined in this policy, means any transaction whereby one derives a benefit from a decline in the Company’s stock price. This includes buying put options on the Company’s stock.

CORPORATE GOVERNANCE

Policy on Pledging

The Board understands that stock pledging by directors and officers could in extreme circumstances create undue risk to the stability of the Company’s stock price. The Board also believes that, with proper Board oversight, such pledging activity can occur without material risk to the Company or its stockholders. For example, our founder-CEO and one other senior executive are currently pledging a portion of their Cypress shares. They are both long-standing employees who hold substantially more stock than is required under the Company’s stock ownership policy and such significant holdings are deemed a positive by our Board as such significant holdings align our executives with our stockholders to a far greater degree than in most companies. In response to stockholder concerns about the prior pledging activity of two of our executives, management and our Board of Directors engaged in significant discussions amongst themselves and with our stockholders, as part of our annual investor outreach program, regarding the Company’s policy and practices in this area. As a result of those discussions, the Company has formalized and adopted a written pledging policy.

Our pledging policy reiterates the Board’s continued commitment to actively monitor such activity and specifically delegates the responsibility to oversee any pledging activity, including margin loans that include any amount of Cypress securities, to the Compensation Committee. In reviewing such pledging activity, the Committee will consider the facts and circumstances related to each individual, including, among other things, the ability of the executive to repay the applicable loan without resorting to the pledged securities, the number of shares pledged relative to the executive’s overall holdings, the total shares outstanding for the Company and the composition of the executive’s stock holdings, and the price at which the pledged shares could get called away versus the current stock price as compared with historical trading range.

The Compensation Committee will provide regular updates to the full Board of Directors as well as ensure that any material pledging activity by directors or executive officers is properly disclosed in our annual proxy statement, or any other public filing required by law. Under no circumstance will the Company issue any make-up grants to any executive, or any other employee, whose Cypress shares may be sold to satisfy a margin call or any other type of collateral call. For a more detailed discussion of the Committee’s decision, see “Compensation Discussion and Analysis (“CD&A”) - Oversight of Stock Pledging Activity.”

Communications from Stockholders and Other Interested Parties

The Board will give appropriate attention to written communication on valid business or corporate governance issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the chairman of our Board, with the assistance of the corporate secretary and internal legal counsel, is primarily responsible for monitoring communications from stockholders and other interested parties, and will provide copies or summaries of such communications to the other directors as the chairman considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the chairman of our Board considers to be important for the directors to know.

Stockholders and other interested parties who wish to send communications on any relevant business topic to the Board may do so by addressing such communication to the Chairman of the Board of Directors, c/o Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California, 95134 or sending an e-mail to CYBOD@cypress.com.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide the structure and other policies related to our Board. It covers, among other topics:

—	director independence;

—	Board structure and composition, including the designated Board committees;

—	Board member nomination and eligibility requirements, including a retirement age;

—	Board leadership and executive sessions;

CORPORATE GOVERNANCE

—	limitations on other Board and committee service;

—	director responsibilities;

—	Board and committee resources, including access to management and employees;

—	director compensation;

—	director orientation and ongoing education;

—	succession planning; and

—	Board and committee self-evaluations.

Our current Corporate Governance Guidelines and our Code of Business Conduct and Ethics are posted on our website at http://investors.cypress.com/governance.cfm.

Board Structure

During fiscal year 2014, our Board of Directors was comprised of seven directors, all of whom were independent except for our chief executive officer, T.J. Rodgers. After the merger with Spansion Inc. in March 2015, our Board of Directors was comprised of eight directors, all of whom were independent except for our chief executive officer, T.J. Rodgers. Eric A. Benhamou served as chairman of our Board during fiscal 2014 and until March 12, 2015. Following our merger with Spansion Inc. on March 12, 2015, Ray Bingham has served as Chairman of the Board. Our Board’s general policy, as stated in our Corporate Governance Guidelines, is that separate persons should hold positions of chairman of the Board and chief executive officer to enhance the Board’s oversight of management. This leadership structure enhances accountability of our chief executive officer to the Board, provides a balance of power on our Board and encourages thoughtful decision-making. We also separate the roles in recognition of the differences in roles. While the chief executive officer is responsible for the day-to-day leadership of the Company and the setting of strategic direction, the chairman provides guidance to the Board and sets the agenda for and presides over Board meetings as well as meetings of the Board’s independent directors. The chairman also provides performance feedback on behalf of the Board to our chief executive officer.

Executive Sessions.    Executive sessions of independent directors are held before each regularly scheduled meeting of our Board and at other times as deemed necessary by our directors. In fiscal year 2014, our Board held four regularly scheduled meetings, and every director attended all such Board meetings, including in each case, the executive sessions. Mr. Benhamou, our chairman of the Board in fiscal 2014, presided over all executive sessions of our directors. The Board’s policy is to hold executive sessions without the presence of management, including the chief executive officer. Except for the Operations Committee, the committees of the Board also meet in executive session at the end of each committee meeting. Members of the Operations Committee provide feedback to management following their attendance at the Company’s quarterly operations reviews.

Our directors are expected to attend each of the regularly scheduled board meetings. For that reason, the Board’s calendar is set in advance to ensure that all directors can attend all such meetings.

Determination of Independence.   The Board has adopted the definition of “independence” as described under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) Section 301, Rule 10A-3 under the Securities Exchange Act of 1934 (also referred to as the “Exchange Act”) and NASDAQ Listing Rule 5605. In order to make a determination of independence of a director as required by our Corporate Governance Guidelines and the rules of the SEC, the Board determines whether a director or a director nominee has a material relationship with Cypress (either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with Cypress). Each director or director nominee completed a questionnaire, with questions tailored to the NASDAQ Listing Rules, as well as the securities law requirements for independence. On the basis of the questionnaires completed and returned by each director, the Board determined that each of Messrs. Albrecht, Benhamou, Bingham, Kispert, Kwon, van den Hoek and Wishart is independent as determined under our Corporate Governance Guidelines, the listing rules of the NASDAQ and the Exchange Act. The Board determined that Mr. T.J. Rodgers, our president and chief executive officer, is not independent by virtue of his

CORPORATE GOVERNANCE

employment and position at Cypress. Apart from Mr. Rodgers and Mr. Bingham, no other director has a relationship with Cypress other than through his membership on the Board and its committees. Mr. Bingham serves on the board of directors of Flextronics International Ltd., which is a customer of Cypress, and Cypress employs Mr. Bingham’s adult son in an entry-level Human Resources position. The Board determined that these relationships and transactions for Mr. Bingham do not conflict with the elements of independence set forth in the NASDAQ Listing Rules.

Board’s Role in Risk Management Oversight

Among the responsibilities of our full Board is the oversight, review and management of the Company’s various sources of risk. The Board addresses this risk, in part, through its engagement with our chief executive officer and various members of management and the Company’s outside consultants. Directors also discuss risk as a part of their review of the ongoing business, financial, and other activities of the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year.

In the majority of cases, the Board implements its risk oversight responsibilities primarily through its various committees, which receive input from management on the potentially significant risks the Company faces and how the Company seeks to control, manage and mitigate risk where appropriate. If the report is deemed significant, the chairman of the relevant committee reports on the committee discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Board’s four committees (Audit, Compensation, Nominating and Corporate Governance, and Operations) oversee those risks that are most appropriate to their charters. For example, the Audit Committee oversees risks related to internal controls, financial reporting, fraud, insurance, treasury, ethics and compliance, and litigation. The Audit Committee also oversees the activities of the Internal Audit Department that independently assesses, audits and monitors risk throughout the Company. The Compensation Committee oversees risks related to employees, our cash and equity compensation programs, perquisites and use of Company equity. The Nominating and Governance Committee oversees risks related to corporate governance, the composition of our board of directors and its committees, executive management and business ethics of the Company. The Operations Committee, primarily through attending quarterly operations review meetings, oversees risks related to daily operations, product development, supply chain and customers. The foregoing committees, including the membership and functions of each committee at the end of fiscal year 2014, are described in the table below with additional details following the table:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Operations Committee
T.J. Rodgers
W. Steve Albrecht	Chairman		Member
Eric A. Benhamou	Member	Chairman	Member
Raymond Bingham		Member	Chairman
John Kispert				Chairman
O.C. Kwon
Wilbert van den Hoek		Member		Member
Michael Wishart	Member	Member

The Audit Committee.  The following directors served on the Audit Committee during fiscal year 2014: Messrs. Albrecht, Benhamou, McCranie and Sherman, each of whom during their service was determined to be independent as independence is defined under the NASDAQ Listing Rules. Mr. McCranie’s service on the Audit Committee ceased at the time of his resignation from the Board in connection with his employment by the Company. Following the merger with Spansion, the Audit Committee consists of Messrs. Albrecht, Benhamou and Wishart. The Audit Committee operates under a written charter adopted by our Board, and reviewed annually by the Audit Committee. The Audit Committee’s charter was established in accordance with Exchange Act Rule 3(a)(58)(A) and is available on our website at http://investors.cypress.com/governance.cfm.

CORPORATE GOVERNANCE

The Board determined that each member of the Audit Committee is financially literate and has accounting and/or related financial management expertise as required under the NASDAQ Listing Rules. While our Board designated Mr. Albrecht as the “audit committee financial expert” in accordance with the requirements of the Securities and Exchange Committee (SEC) and NASDAQ Listing Rules, all of the members of our Audit Committee meet the qualifications for an audit committee financial expert.

The responsibilities of our Audit Committee and its activities during fiscal year 2014 are described in its charter and the Report of the Audit Committee contained in this Proxy Statement.

The Audit Committee, through delegation by the Board, has overall responsibility for:

—	reviewing and approving the scope of the annual audit and the adequacy of the Audit Committee charter;

—	assisting the Board in the oversight of the Company’s compliance with legal and regulatory requirements;

—	meeting separately with our independent registered public accounting firm, internal auditors, and our senior management to identify, assess, manage and mitigate areas of risk for the Company;

—	overseeing and reviewing our accounting and financial reporting processes, annual audit and matters relating to the Company’s internal control systems, as well as the results of the annual audit;

—	ensuring the integrity of the Company’s financial statements;

—	overseeing the outside auditor’s performance, qualifications and independence issues;

—	preparing a report of the Audit Committee to be included in the Company’s annual proxy statement;

—	pre-approving all proposed services and related fees to be paid to our independent registered public accounting firm;

—	providing input on the risk assessment processes in the Company, which forms the basis of the annual audit plan;

—	overseeing the Company’s whistleblower policy and reporting function; and

—	reviewing SEC filings, earnings releases and other forms of significant investor communications.

The Audit Committee met eight times in fiscal year 2014 and each time met in executive session independently with each of management, our internal audit team and PricewaterhouseCoopers, our independent registered public accounting firm.

The Compensation Committee.   The following directors served on the Compensation Committee during fiscal year 2014: Messrs. Benhamou, Carney, Long and Mao. Each of them at the time they served was an independent director under the NASDAQ Listing Rules, including the heightened independence standard set forth in NASDAQ Rule 5605(d)(2)(A). Mr. Mao replaced Mr. Carney on the Compensation Committee in connection with Mr. Carney’s resignation from the Board. Following the merger with Spansion, the Compensation Committee consists of Messrs. Benhamou, Bingham, van den Hoek and Wishart. The Compensation Committee assists the Board with discharging its duties with respect to the formulation, implementation, review and modification of the compensation of our directors, officers and management, the preparation of the annual report on executive compensation for inclusion in our proxy statement and oversight of the Company’s equity programs.

The Compensation Committee regularly considers the risks associated with our compensation policies and practices for employees, including those related to executive compensation programs. As part of the risk assessment, the Compensation Committee reviews our compensation programs to avoid certain design features that have been identified by experts as having the potential to encourage excessive risk-taking. Instead, our compensation programs are designed to encourage employees to take appropriate risks and encourage behaviors that enhance sustainable value creation in

CORPORATE GOVERNANCE

furtherance of the Company’s business, but do not encourage excessive risk and accordingly are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that because we closely link our variable compensation with attaining performance objectives, we are encouraging our employees to make decisions that should result in positive short- and long-term returns for our business and our stockholders without providing an incentive to take unnecessary risks. In fulfilling its responsibilities, the Committee may, to the extent permitted under applicable law, the NASDAQ Listing Rules, the rules of the SEC and the Internal Revenue Code, and the Company’s Certificate of Incorporation and Bylaws, delegate any or all of its responsibilities to a subcommittee of the Committee. The Compensation Committee, with the assistance of Buck Consultants, LLC, an independent compensation consultant, intends to continue, on an on-going basis, a process of thoroughly reviewing our compensation policies and programs to ensure that our compensation programs and risk mitigation strategies continue to discourage imprudent risk-taking activities.

No officer of the Company was present during discussions or deliberations regarding that officer’s own compensation. Additionally, the Compensation Committee sometimes meets in executive session with its independent consultant to discuss various matters and formulate certain final decisions, including those regarding the performance and compensation of the chief executive officer.

The Compensation Committee, through delegation by the Board, has overall responsibility for:

—

establishing the specific performance objectives for our executive officers, including the chief executive officer, and subsequently evaluating their compensation based on achievement of those objectives;

—	formulating, implementing, reviewing, approving, and modifying the compensation of the Company’s directors and senior management;

—	recommending to the Board for approval the Company’s compensation plans, policies and programs, and administering such approved compensation plans, policies and programs;

—	reviewing and approving the Company’s CD&A for inclusion in the proxy ;

—	reviewing, revising - in its discretion, and approving the annual merit and stock budgets for focal salary increases and equity grant awards for all eligible employees;

—	reviewing the annual benefit changes made by the Company with respect to its employees;

—	providing feedback to the chief executive officer on his performance;

—	overseeing the stock plans of the Company and its subsidiary companies;

—	overseeing and monitoring executive succession planning for the Company;

—	conducting a periodic risk analysis of the Company’s compensation policies and programs; and

—	establishing the Company’s derivative trading and pledging policy and overseeing compliance with such policies.

In discharging its duties, the Compensation Committee selects and retains the services of compensation consultants in order to have independent, expert perspectives on matters related to executive compensation, Company and executive performance, equity plans and other issues. The Compensation Committee has the sole authority to determine the scope of services for these consultants and may terminate the consultants’ services at any time. The fees of these consultants are paid by the Company. In fiscal year 2014, the Compensation Committee retained the services of Buck Consultants, LLC for various compensation-related services, including comparing our director compensation with the compensation of directors of our peer group companies.

The Compensation Committee held six meetings during our 2014 fiscal year. The Report of the Compensation Committee is contained in this Proxy Statement. The charter for our Compensation Committee is posted on our website at http://investors.cypress.com/governance.cfm.

CORPORATE GOVERNANCE

The Nominating and Corporate Governance Committee.    The following directors served on the Nominating and Corporate Governance Committee during fiscal year 2014: Messrs. Albrecht, Long, McCranie, and van den Hoek. Each of them was determined at the time they served to be independent directors under the NASDAQ Listing Rules. Mr. Albrecht replaced Mr. McCranie at the time of Mr. McCranie’s resignation from the Board in connection with his employment by the Company. Following the merger with Spansion, the Nominating and Corporate Governance Committee consists of Messrs. Albrecht, Benhamou and Bingham. The purpose of the Nominating and Corporate Governance Committee is to:

—	determine the skills, education and experiences the Board needs to most effectively meet its responsibilities;

—	as part of its risk management, ensure the Board has the requisite mix of skills and expertise to competently oversee the operations of the Company;

—	identify and evaluate individuals qualified to become Board members;

—

recommend to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders, including any nomination of qualified individuals properly submitted by stockholders of the Company;

—	develop, maintain and recommend to the Board a set of corporate governance principles;

—	oversee the annual self-evaluation process of the Board and the Board committees;

—	ensure that stockholder proposals, when approved, are implemented as approved;

—	make recommendations to the Board on Board committee membership; and

—	oversee the director’s continuing education program.

With respect to board size, membership and nomination, the Nominating and Corporate Governance Committee is responsible for regularly assessing the size and composition of the Board and identifying exceptional director candidates in the event a vacancy occurs due to retirement or otherwise. The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for directorships, including requests to Board members, professional outside consultants and other third-party trusted sources. Through the process of identification and evaluation of potential director candidates, the Nominating and Corporate Governance Committee seeks to achieve a balance of experience, a broad knowledge base, integrity and capability on the Board.

Stockholders may recommend, with timely notice, individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background materials are provided on a timely basis (see “How and when may I submit proposals or nominations for consideration at next year’s annual meeting of stockholders?” in the “Frequently Asked Questions” section of this Proxy Statement for additional details). No such stockholder recommendations were received for consideration at this year’s Annual Meeting of Stockholders.

The qualifications of recommended director candidates will be reviewed by the Nominating and Corporate Governance Committee in accordance with the criteria set forth in our Corporate Governance Guidelines, established by the Nominating and Corporate Governance Committee and set forth in applicable securities laws, regardless of whether or not a potential candidate was recommended by a stockholder, the Board, management or other third party. These criteria include, at a minimum, the candidate’s skills, attributes, character and integrity, professional experience, general business and semiconductor industry expertise, leadership profile, domestic or international expertise, commitment, diligence, conflicts of interest and the ability to act in the interest of all stockholders.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Cypress believes that the skill set, background

CORPORATE GOVERNANCE

and qualifications of our directors, considered as a group, should provide a critical composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities and act in the best interest of the Company and its stockholders.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate nominees includes meeting from time-to-time to assess the real or potential needs of the Board as well as evaluate biographical information and background material relating to potential candidates and, if appropriate, conducting interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material are provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate nominees by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by the Board to our stockholders. The assessment is made in the context of the perceived needs of the Board at the time of the evaluation.

The Board makes the final determination whether or not a stockholder-recommended candidate will be included as a director nominee for election in accordance with the criteria set forth in our Corporate Governance Guidelines or those previously identified by the Committee. If the Board decides to nominate a stockholder-recommended candidate and recommends his or her election as a director by the stockholders, the name of the nominee will be included in the proxy statement and proxy card for the stockholders meeting at which his or her election is recommended.

The Nominating and Corporate Governance Committee is authorized to retain advisers and consultants and to compensate them for their services. The Nominating and Corporate Governance Committee did not retain any such advisers or consultants during fiscal year 2014.

The Nominating and Corporate Governance Committee held four meetings during fiscal year 2014. The charter for our Nominating and Corporate Governance Committee is posted on our website at http://investors.cypress.com/governance.cfm.

The Operations Committee. The following directors served on the Operations Committee during fiscal year 2014: Messrs. McCranie and van den Hoek. Each of them were determined at the time of service to be independent under the NASDAQ Listing Rules. Mr. McCranie’s service on the Operations Committee ceased at the time of his resignation from the Board in connection with his employment by the Company. Following the merger with Spansion, the Operations Committee consists of Messrs. Kispert and van den Hoek. The purpose of the Operations Committee is to:

—	provide advice and counsel to management regarding the Company’s daily business operations;

—	review strategic proposals related to the Company’s operations; and

—	present to management of the Company and the Board an independent assessment of Cypress’s business operations and practices.

To discharge their responsibilities, members of the Operations Committee attend various quarterly operations reviews and meet regularly with various members of the Company’s senior management. The charter of the Operations Committee is posted on our website at http://investors.cypress.com/governance.cfm.

Printed copies of the Corporate Governance Guidelines document, the Code of Business Conduct and Ethics, and the charters of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Operations Committee are also available to any stockholder upon written request to:

Pamela Tondreau, Corporate Secretary

Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134

COMPENSATION OF DIRECTORS

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Non-Employee Director Cash Compensation

Cypress’s non-employee directors are paid an annual fee for serving on the board, plus additional fees based on their committee service. Cash fees have not changed since 2009. The table below shows the cash compensation for non-employee board members in fiscal year 2014.

Position	2014 Annual Fees ($) (1)
Non-employee director retainer	50,000
Board chairman	30,000
Audit Committee chairman	20,000
Audit Committee member	15,000
Compensation Committee chairman	15,000
Compensation Committee member	10,000
Nominating and Corporate Governance Committee chairman	5,000
Nominating and Corporate Governance Committee member	5,000
Operations Committee	2,500(2)

(1)	Excluding the Operations Committee fees, which are paid per meeting.
(2)	Fee paid for each of the Company’s quarterly operations meetings attended

In addition to the retainer and meeting fees described above, non-employee directors are also reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at board and committee meetings, business events on behalf of Cypress, and seminars and programs on subjects related to their responsibilities.

Non-Employee Director Equity Compensation

Upon their initial appointment to the board, each non-management director is granted an equity award with a grant date value of approximately $175,000, which vests annually over three years. Directors who are elected at Cypress’s annual stockholders meeting receive an equity grant equal to approximately $175,000, which vests the day before the next annual stockholders meeting (which we refer to as the annual equity grant). Any new director appointed by the board in between annual stockholder meetings will receive the annual equity grant, but with a value that is pro-rated for the number of months the director serves until the next annual stockholders meeting. All such awards are subject to the limitations set forth in Cypress’s stock plan.

Director Compensation

Fiscal Year Ended December 28, 2014

Director	Year	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)	All Other Compensation ($)	Total ($)
W. Steve Albrecht (3)	2014	90,000	175,000	—	—	265,000
Eric A. Benhamou (4)	2014	120,000	175,000	—	—	295,000
James R. Long (5)	2014	70,000	175,000	—	—	245,000
J.D. Sherman (6)	2014	65,000	175,000	—	—	240,000
Wilbert van den Hoek (7)	2014	170,000	175,000	5,973	—	350,973
Robert Y. L. Mao (8)	2014	40,000	349,999	—	—	389,999

(1)

The value reported in the “Stock Awards” column represents the aggregate grant date fair value of awards granted in fiscal year 2014, as determined pursuant to ASC 718. The amount shown for each director reflects the grant date fair value of a grant for 18,421 shares made on May 9, 2014, except for Mr. Mao who received an additional 18,421 shares for his initial director grant upon his joining the board in May 2014. The value shown in this column

COMPENSATION OF DIRECTORS

represents actual delivered value prior to the payment of taxes. The directors had the following number of unvested restricted stock units at the end of fiscal year 2014: each of Messrs. Albrecht, Benhamou, Long, Sherman and van den Hoek, 18,421 shares. Mr. Mao had 36,842 of unvested restricted stock units at the end of fiscal 2014.

(2)

No stock option awards were granted to directors in fiscal year 2014. The following aggregate number of option awards was outstanding at the end of fiscal year 2014: Mr. Albrecht, 9,614 shares; Mr. Benhamou, 164,808 shares; Mr. Long, 71,420 shares; each of Messrs. Sherman, van den Hoek and Mao, 0 shares. Mr. van den Hoek received a stock option grant for 100,000 shares in Deca Technologies stock, a Cypress subsidiary, upon his joining Deca’s technical advisory board. At the end of fiscal 2014, 8,334 shares of Mr. van den Hoek’s Deca option grant were unvested.

(3)	Amount includes a $50,000 board retainer fee, $20,000 Audit Committee chairman fee, $15,000 Audit Committee member fee, and $5,000 Nominating and Corporate Governance Committee member fee.
(4)

Amount includes a $50,000 board retainer fee, $30,000 for board chairmanship, $15,000 Audit Committee member fee, $15,000 Compensation Committee chairman fee, and $10,000 Compensation Committee member fee.

(5)

Amount includes a $50,000 board retainer fee, $5,000 Nominating and Corporate Governance Committee chairman fee, $5,000 Nominating and Corporate Governance Committee member fee and $10,000 Compensation Committee member fee.

(6)	Amount includes a $50,000 board retainer fee, and $15,000 Audit Committee member fee.
(7)

Amount includes a $50,000 board retainer fee, $5,000 Nominating and Corporate Committee member fee, and $115,000 for attendance at Cypress’s operations review meetings as member of the Operations Committee. (8) Amount includes a $50,000 board retainer fee and $10,000 Compensation Committee member fee, pro-rated to Mr. Mao’s start date of May 2014.

Cypress Potential Payments Upon Termination or Change In Control

None of the NEOs have individualized severance or change-of-control agreements. They serve at the will of the board, which enables Cypress to set the terms of any termination of employment.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding common stock beneficially owned as of March 12, 2015 (which includes any equity shares that have vested or will vest within 60 days thereof) as well as those shares that were actually owned as of March 12, 2015 for:

—	each of our directors;
—

our chief executive officer, our chief financial officer and each of the three other most highly compensated individuals who served as our executive officers at fiscal year-end (the “named executive officers”);

—	all directors and executive officers as a group; and
—

each person (including any “group” as that term is used in Rule 13(d)(3) of the Exchange Act of 1934, as amended) who is known by us to own beneficially more than 5% of our common stock as of the date identified on their Schedule 13G filing filed by such shareholder who was a shareholder of Cypress on the date such filing was due in February 2015 with the Securities and Exchange Commission.

The share numbers below for the directors and officers of Cypress are as of March 12 after the effective time of the merger with Spansion Inc. The share numbers for the former Spansion Inc. directors (Messrs. Bingham, Kispert, Kwon and Wishart) include all shares and equity grants that converted into Cypress shares or equity grants as a result of the merger. In addition, the share numbers for the former Spansion Inc. directors do not reflect any sales to cover taxes that were made in connection with the settlement of Cypress shares that occurred the week after the merger.

Directors, Officers and 5% Stockholders	Shares Beneficially Owned[1]	Percent[3]	Shares Owned Outright[2]
Directors
T.J. Rodgers[4]	9,954,611	2.94%	8,703,518
W. Steve Albrecht[5]	139,171	*	129,557
Eric A. Benhamou[6]	399,623	*	234,815
Raymond Bingham[7]	659,049	*	221,701
John H. Kispert[8]	7,160,140	2.12%	1,748,338
O.C. Kwon[9]	29,849	*	29,849
Wilbert van den Hoek[10]	54,979	*	54,979
Michael Wishart[11]	104,873	*	70,475

Named Executive Officers
Thad Trent[12]	110,190	*	62,007
Brad W. Buss[13]	992,199	*	992,199
Paul D. Keswick[14]	937,737	*	814,131
J. Daniel McCranie[15]	237,425	*	237,425
Dana C. Nazarian[16]	334,339	*	303,162
All directors and executive officers of the Company as a group[17]	21,114,183	6.24%	13,602,156

5% Stockholders – none to report as of March 12, 2015[18]

* Less than 0.5%. See footnotes on the next page.

1.

For each person and group included in this column excluding those companies listed under the 5% Stockholders heading, beneficially owned shares includes the number of shares of common stock that such person or group had the right to acquire within 60 days after March 12, 2015.

2.

For each person and group included in this column excluding those companies listed under the 5% Stockholders heading, shares owned by such person or group excludes the number of shares of common stock that such person or group had the right to acquire within 60 days after March 12, 2015.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

3.

For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 330,660,775, which is the number of shares of common stock outstanding as of March 12, 2015, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after March 12, 2015.

4.

Shares Beneficially Owned includes 8,703,518 shares of common stock held by Mr. Rodgers and options to purchase 1,251,093 shares of common stock, which are fully vested. Shares Owned Outright includes 8,703,518 shares of common stock held by Mr. Rodgers, of which 4,179,947 pledged shares may be subject to a margin call, and excludes options to purchase 1,251,093 shares of common stock, which are fully vested. Both Beneficially Owned and Actually Owned amounts include 472,160 shares of common stock held indirectly on March 12, 2015.

5.

Shares Beneficially Owned represents 129,557 shares of common stock held directly by Mr. Albrecht and options to purchase 9,614 shares of common stock, which are fully vested. Shares Owned Outright represents 129,557 shares of common stock held directly by Mr. Albrecht and excludes options to purchase 9,614 shares of common stock, which are fully vested.

6.

Shares Beneficially Owned represents 234,815 shares of common stock held directly by Mr. Benhamou and options to purchase 164,808 shares of common stock, which are fully vested. Shares Owned Outright represents 234,815 shares of common stock held directly by Mr. Benhamou and excludes options to purchase 164,808 shares of common stock, which are fully vested.

7.

Shares Beneficially Owned represents 193,056 shares of common stock held directly by Mr. Bingham, and 27,845 shares of common stock held indirectly by Bingham Investments L.P., which are fully vested, and options to purchase 437,346 shares of common stock, which are fully vested. Shares Owned Outright represents 193,056 shares of common stock held directly by Mr. Bingham and 27,845 shares of common stock held indirectly by Bingham Investments L.P., and excludes options to purchase 437,346 shares of common stock, which are fully vested.

8.

Shares Beneficially Owned represents 1,748,338 shares of common stock held directly by Mr. Kispert, and options to purchase 5,411,802 shares of common stock, which are fully vested. Shares Owned Outright represents 1,748,338 shares of common stock held directly by Mr. Kispert and excludes options to purchase 5,411,802 shares of common stock, which are fully vested.

9.

Shares Beneficially Owned represents 29,849 shares of common stock held directly by Mr. Kwon. Shares Owned Outright represents 29,849 shares of common stock held directly by Mr. Kwon. As of March 12, 2015, Mr. Kwon does not hold options to purchase shares of common stock which are fully vested.

10.

Shares Beneficially Owned represents 54,976 shares of common stock held directly by Mr. van den Hoek and three (3) shares of common stock held indirectly by Mr. van den Hoek. Shares Owned Outright represents 54,976 shares of common stock held directly by Mr. van den Hoek and three (3) shares of common stock held indirectly by Mr. van den Hoek. As of March 12, 2015, Mr. van den Hoek does not hold options to purchase shares of common stock which are fully vested.

11.

Shares Beneficially Owned represents 70,475 shares of common stock held directly by Mr. Wishart, and options to purchase 34,398 shares of common stock, which are fully vested. Shares Owned Outright represents 70,475 shares of common stock held directly by Mr. Wishart, and excludes 34,398 shares of common stock, which are fully vested.

12.

Shares Beneficially Owned represents 62,007 shares of common stock held directly by Mr. Trent and options to purchase 48,183 shares of common stock, which are fully vested. Shares Owned Outright represents 62,007 shares of common stock held directly by Mr. Trent and excludes options to purchase 48,183 shares of common stock, which are fully vested.

13.

Shares Beneficially Owned represents 992,199 shares of common stock held directly by Mr. Buss. Shares Owned Outright represents 992,199 shares of common stock held directly by Mr. Buss. As of March 12, 2015, Mr. Buss does not hold options to purchase shares of common stock which are fully vested.

14.

Shares Beneficially Owned represents 814,131 shares of common stock directly held by Mr. Keswick and options to purchase 123,606 shares of common stock, which are fully vested. Shares Owned Outright represents 814,131 shares of common stock directly held by Mr. Keswick, of which 365,505 shares are pledged, and excludes options to purchase 1 23,606 shares of common stock, which are fully vested.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

15.

Shares Beneficially Owned represents 237,425 shares of common stock held directly by Mr. McCranie. Shares Owned Outright represents 237,425 shares of common stock held directly by Mr. McCranie. As of March 12, 2015, Mr. McCranie does not hold options to purchase shares of common stock which are fully vested.

16.

Shares Beneficially Owned represents 303,162 shares of common stock held directly by Mr. Nazarian and options to purchase 31,177 shares of common stock, which are fully vested. Shares Owned Outright represents 303,162 shares of common stock held directly by Mr. Nazarian and excludes options to purchase 303,162 shares of common stock, which are fully vested.

17.

Shares Beneficially Owned includes 21,114,183 shares of common stock held directly or indirectly by our directors, executive officers, and their family members and includes options to purchase 7,512,027 shares of common stock and rights to zero (0) restricted stock unit awards, which are exercisable or scheduled to vest within 60 days of March 12, 2015. Shares Owned Outright includes shares of common stock held directly or indirectly by our directors, executive officers, and their family members and excludes options to purchase 7,512,027 shares of common stock.

18.	As of March 12, 2015, and based solely on our review of SEC filings, we do not believe that any Stockholder is the beneficial owner of 5% or more of the outstanding shares of Cypress common stock.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information in this report shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Cypress specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended or the Exchange Act.

We have reviewed and discussed the following Compensation Discussion and Analysis (which is incorporated by reference in this report) with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Eric A. Benhamou, Chairman

EXECUTIVE COMPENSATION TABLES

COMPENSATION DISCUSSION AND ANALYSIS

The following describes Cypress’s executive compensation philosophies, objectives and programs, as well as the compensation-related actions taken in fiscal year 2014 and planned for 2015 for Cypress’s chief executive officer, current and former chief financial officers and three most highly compensated executive officers employed at the end of fiscal year 2014. These executives are referred to in this section as named executive officers (which we refer to as NEOs) and for fiscal year 2014 were:

—	T.J. Rodgers, president and chief executive officer;

—	Brad W. Buss, former chief financial officer and executive vice president, finance and administration;

—	Paul D. Keswick, executive vice president, marketing and IT;

—	J. Daniel McCranie, executive vice president, sales and applications support;

—	Dana C. Nazarian, executive vice president, memory products division; and

—	Thad Trent, chief financial officer and executive vice president, finance and administration.

The members of the compensation committee during fiscal 2014 were Eric A. Benhamou (chairman), James R. Long, Robert Y. L. Mao and Lloyd Carney, until Mr. Carney’s resignation from the Board.

Executive Summary

Performance

Cypress improved its profitability in fiscal year 2014 through reduction of non-GAAP operating expenses by $19.9 million or 6% compared to 2013 and achieved a sixth consecutive profitable year with non-GAAP profit before tax of 12.6%. Non-GAAP diluted earnings per share for 2014 increased to $0.52 per share compared to $0.39 per share for 2013, and generated $82.4 million of free cash flow to continue to fund the dividend. Cypress also accelerated ongoing productivity and operational improvement milestones. The results of these efforts included:

—	further reduction of infrastructure costs worldwide and across all functions, resulting in increased operating leverage as revenues increase;

—	creation of an improved design win funnel process, which achieved more than $40 million in new product revenue during fiscal 2014, with a strong pipeline for future growth;

—	revenue growth to $24 million in the Emerging Technology Division, a 107% increase from 2013;

—	the introduction of, or significant progress on, new products including Fingerprint, Non-Volatile Memories, USB 3.1 Type-C, and PSoC with BlueTooth-Low-Energy;

—	the return of $69.2 million in cash to Cypress stockholders, primarily through cash dividends; and

—

the merger agreement to merge Cypress with Spansion, which is expected to result in a combined company with revenues approaching $2 billion, with the opportunity to achieve $135 million in annual cost synergies over three years.

Total Shareholder Return

In 2014, Cypress’s total shareholder return (which we refer to as TSR) of 47.5% outperformed the Philadelphia Semiconductor Sector Index (which we refer to as SOXX), Cypress’s major semiconductor benchmark index, which had a TSR of 27%, as well as the 39% weighted TSR of Cypress’s peer group.

EXECUTIVE COMPENSATION TABLES

Pay for Performance

Cypress’s executive compensation programs have always been designed to motivate and reward executives for their contribution to outstanding company performance, to attract and retain talented executives, and to ensure alignment between the interests of the executive team and stockholders. Since 2007, approximately 96% of the equity incentives for executives have been tied to strategic financial and operational milestones using a balanced scorecard methodology, based on the work of Professors Robert Kaplan and David Norton of the Harvard Business School (which we refer to as the scorecard).

By measuring performance using both financial and non-financial metrics, a balanced scorecard incentivizes executives to invest in capabilities that will drive future success, while still being held accountable for current operating results. For 2014, Cypress created the scorecard with the following categories and weightings:

Maximizing shareholder value by increasing
(i) revenue
52%	Financial	(ii) gross margin
(iii) profitability

Enabling sustained profitability and growth as measured by:
(i) achieving new product development milestones
22%	Key Business Drivers	(ii) increasing market share
(iii) improving quality

14%	Innovation and Learning	Improving infrastructure, capability and organizational structure

Becoming a leader in delivering value to Cypress customers as measured by corporate improvements based on:
12%	Customer	(i) satisfaction survey results
(ii) on-time delivery
(iii) design wins
100%	Total

This scorecard includes milestones covering a range of timeframes. For example, short term accountability is ensured with a 52% weighting on one-year financial metrics. The key new product milestones may span a timeframe of two or more years, while start-up business milestones typically extend over three to five years. This multi-year perspective and process drives a balance between short and long term results.

TSR Factor

In order to further ensure alignment of executive compensation with the interests of Cypress stockholders, a TSR factor multiplies the result of this balanced scorecard when calculating incentive equity payouts. This scaling factor could range from 0.625 to 1.375, based on the 2014 TSR performance of Cypress relative to its peer group. The actual calculated TSR factor for 2014 was 1.17 based on a TSR of 47.5% versus our peer TSR performance of 32%.

Delivered Compensation

Fiscal year 2014 provides a good example of how Cypress’s pay-for-performance compensation programs focus on Cypress’s financial achievements as well as the operational and long-term strategic successes achieved by management, using a balanced scorecard approach aligned with stockholder value. The 2014 scorecard overall result was 79% of target (raw score of 67.4% divided by a target of 85%). In the subset of categories of Key Business Drivers, Innovation and Learning, and Customer, the scorecard result was 98% of target, which represents good performance on Cypress’s challenging goals. Primarily because revenue growth did not meet Cypress’s aggressive plan, the scorecard result on the Financial category was lower, at 62% of target. Based on this level of achievement, the performance-based cash and equity elements of Cypress’s compensation plan paid below target. This resulted in delivered total compensation for Cypress’s NEOs in fiscal 2014 being below target, and below the median of Cypress’s peer group, as shown in the following table:

EXECUTIVE COMPENSATION TABLES

2014 NEO DELIVERED COMPENSATION
	Fixed Cash	Performance-Based Cash		Equity		Total Compensation
	Percentile of	Percent of	Percentile of	Percent of	Percentile of	Percent of	Percentile of
	Peer Group	Target(1)	Peer Group	Target(1)	Peer Group	Target(1)	Peer Group
CEO	Between 10th and 25th	17%	Minimum	48%	Minimum	47%	Minimum

Other NEOs	Between Median and 75th	16%	Between Minimum and 10th	65%	Between 25th and Median	65%	Between 25th and Median

(1)	Target assumes a scorecard result of 85%

The delivered payouts in 2014 demonstrate that the structural compensation process changes implemented by management and the compensation committee in 2014 functioned as intended. These 2014 changes included:

—	review the feedback from the 2013-2014 investor outreach program with executive management;

—	review the feedback with the board and compensation committee;

—

change the 2014 Performance Accelerated Restricted Stock (which we refer to as PARS) program to formally adopt a balanced scorecard, adjusted by a TSR multiplier, including long-term revenue growth, profit objectives, market share gains, new product introductions, operational improvements and customer satisfaction;

—	add long-term restricted stock unit grants (which we refer to as RSUs) to equity mix to drive long-term stockholder alignment and provide employee retention;

—	reduce the targeted number and grant date dollar value of the 2014 PARS program to align with the 50th percentile of Cypress’s new peer group; and

—	continue to reduce Cypress’s net burn rate.

Cypress believes that its pay-for-performance compensation programs are effective in driving future success. To ensure this remains true and to secure alignment with Cypress stockholders, Cypress has continued to engage in significant discussions with investors regarding its executive compensation programs and corporate governance policies. As a result of its review and those discussions, Cypress intends to take the following additional actions in 2015:

—	continue to build on the design changes to the executive compensation programs introduced in 2013 and 2014;

—	extend performance and measurement periods, by continuing to include milestones with long term impact into Cypress’s balanced scorecard;

—	emphasize the weighting of relative financial factors, to improve alignment with Cypress stockholders’ interests while ensuring Cypress’s ability to retain critical talent; and

—	further expand Cypress’s investor outreach program.

Compensation Processes and Philosophy

Process

The compensation committee reviews and approves all compensation for executive officers, including salary, bonus, equity compensation, and other employee benefits. The compensation committee consists entirely of independent directors and has a two-fold philosophy regarding the total compensation of senior executives. First, the compensation committee seeks to encourage and reward executives for achievements that are critical to Cypress’s performance and

EXECUTIVE COMPENSATION TABLES

profitability by tying a significant portion of NEOs’ total compensation directly to Cypress’s financial and operational performance, using a balanced scorecard as a measurement tool linked with stockholder value. Second, the compensation committee seeks to ensure that executive compensation is competitive by targeting the total compensation of each executive at approximately the 50th percentile of Cypress’s compensation peer group of companies. The actual percentile may vary depending on Cypress’s financial performance, each executive’s individual performance and importance to Cypress, or internal equity considerations among all senior executives. As Cypress’s performance improves, so does the compensation of its executives.

While the compensation committee believes that compensation survey data is a useful guide for comparative purposes, Cypress believes that implementing a successful compensation program also requires that the compensation committee apply its own judgment and subjective determination of individual performance by executives to ensure alignment with Cypress stockholder interests. Therefore, when developing or reviewing a compensation program, the compensation committee applies its judgment in reconciling the program’s objectives with the realities of rewarding performance appropriately and retaining valued employees. The compensation committee may also use its judgment to apply negative discretion to reduce payouts of compensation programs as needed, on an exception basis. The compensation committee has retained a compensation consultant, Buck Consultants, LLC (which we refer to as Buck Consultants). Buck Consultants is independent from Cypress, has not provided any services to Cypress other than to the compensation committee, and receives compensation from Cypress only for services provided to the compensation committee. The compensation committee typically asks Buck Consultants to attend its regular meetings and many of its special meetings, including executive sessions, at which management is not present. The compensation committee worked directly with Buck Consultants to develop recommendations for Cypress’s executives.

The chief executive officer also makes recommendations each year to the compensation committee about the compensation of the other executive officers based on their achievement of annual Cypress and individual objectives. While the compensation committee is solely responsible for approving executive compensation, Cypress human resources executives and the chief financial officer support the work of the compensation committee and Buck Consultants. The compensation committee meets frequently in executive session without management present. In making its compensation determinations, the compensation committee also annually reviews the total compensation that each executive officer and other key executive is eligible to receive against the compensation levels of comparable positions of a peer group of companies. The compensation committee periodically completes a review considering multi-year wealth accumulation and uses both internal and peer pay equity data. The compensation committee selects peer companies that are publicly traded, headquartered in the United States, compete in the semiconductor industry, and are similar to Cypress in their product and services offerings, revenue size and market capitalization. In addition, Cypress competes with these peer companies for talent.

Peer Group Companies

The compensation committee significantly modified Cypress’s peer group companies in 2014 to better align the group with Cypress’s size. The compensation committee looked at factors such as revenue, market capitalization, industries served, number of employees and companies with whom Cypress competes for talent. The compensation committee also looked at the companies that ISS and Glass Lewis previously designated as Cypress’s peer group companies. Cypress’s compensation consultant provided additional analysis and recommendations regarding Cypress’s peer group. Seven of the companies from Cypress’s 2013 peer group were dropped in 2014. Those companies include Avago Technologies Limited, LSI Corporation, Marvell Technology Group Limited, Maxim Integrated Products, Inc., OmniVision Technologies, Inc., ON Semiconductor Corporation and Xilinx, Inc. The compensation committee also added the following three companies to the 2014 peer group: Microsemi Corporation, Silicon Laboratories, Inc. and RF Micro Devices, Inc. Each of these companies is included as a peer company by ISS, but not by Glass Lewis. Fourteen of the fifteen companies in Cypress’s 2014 peer group are common to the ISS peer group. While Cypress’s 2013 peer group comprised many companies of its industry with which Cypress competes for talent, Cypress believes that its 2014 peer group made valuable improvements in terms of size and homogeneity, thereby making comparisons more relevant. Cypress’s 2014 peer group companies are listed in the table below:

2014 Peer Group Companies
Altera Corporation	Microchip Technology Inc.
Atmel Corporation	Microsemi Corporation
Cirrus Logic, Inc.	PMC-Sierra, Inc.
Fairchild Semiconductor International, Inc.	RF Micro Devices, Inc.

EXECUTIVE COMPENSATION TABLES

2014 Peer Group Companies
Integrated Device Technology Inc.	Skyworks Solutions, Inc.
International Rectifier Corporation	Silicon Laboratories, Inc.
Intersil Corporation	Synaptics Incorporated
Linear Technology Corporation

Cypress’s Philosophy

Cypress executive compensation programs are designed to attract, motivate, and retain NEOs, who are critical to Cypress’s success and have played a material role in Cypress’s ability to drive strong financial results and attract and retain an experienced, successful management team. Under these programs, NEOs are rewarded for achieving specific long- and short-term strategic, corporate goals, and realizing increased stockholder value. Since 2007, a majority of Cypress executive compensation equity incentives have been tied to both financial and operational strategic corporate milestones.

Cypress’s philosophy is to target average NEO total compensation at approximately the 50th percentile among the named peer group companies, for median levels of performance. The plans provide significant pay-for-performance variability, with the opportunity to earn pay higher than peers at exceptional levels of performance, while paying less than peers for lagging levels of performance, as shown in the chart below.

Cypress’s compensation programs for executives are designed to achieve the following objectives:

Attract and Retain Top Talent

Cypress aims to attract and retain top talent to compete effectively and retain the highest quality of people who will determine its long-term success. Cypress has structured its executive compensation program to be competitive with compensation paid by companies in the same market for executive talent, which may include public and private companies. This is very important, especially in the Silicon Valley area. To ensure Cypress remains competitive, it generally administers an annual focal review process to evaluate whether the current level of compensation and equity for each employee (including the executive officers) is adequate and make adjustments based on merit. By using a ranking system in the annual focal review, Cypress reinforces the direct and meaningful link between individual performance and rewards.

EXECUTIVE COMPENSATION TABLES

Therefore, the higher an executive officer is ranked, the more likely that officer will receive a greater percentage increase in both equity and cash compensation.

Pay-for-Performance

Cypress utilizes pay-for-performance compensation programs to align executive compensation with its achievements on both a short- and long-term basis. The compensation committee uses a balanced scorecard system to determine compensation, which includes financial and operational components. NEOs’ total direct compensation is heavily weighted towards 100% at-risk, performance-based cash and equity compensation, which includes quarterly and annual incentive cash bonuses and performance-based restricted stock units. The performance targets under these programs are challenging and pre-determined both at the corporate level, through corporate goals, and at a personal level through individual goals set for each applicable period. This aligns executive compensation with stockholder interests by tying a significant portion of total direct compensation to achieving performance goals designed to ensure Cypress’s financial and operational success. Both are set in advance and pre-approved by the compensation committee. They are designed to be very rewarding when the goals are achieved and result in limited or no payout when the goals are not achieved, with the compensation committee providing oversight to ensure payouts are consistent with financial results. Cypress’s chief executive officer, for example, has a very low base pay relative to peer chief executive officers, with a high performance-based incentive component.

TARGET COMPENSATION

	Fixed (Cash)	Service-Based (Equity)	Performance-Based (Cash and Equity) (1)
Chief Executive Officer	11%	14%	75%
Other NEOs	16%	30%	54%

(1)	Performance-Based compensation is 100% at-risk.

In addition, when determining whether or not compensation objectives are met, Cypress considers the results of the annual advisory “say-on-pay” vote cast by stockholders. Cypress received an 82% passing vote at their 2014 annual meeting, at which stockholders approved Cypress’s executive compensation programs. However, this remains an unacceptable result from the board perspective, especially considering that Cypress’s previous approval rates had typically been 95% or higher. Cypress believes it is critical to continue to expand the dialogue with stockholders to receive additional feedback and further explain its compensation philosophy and practices. As such, Cypress has extended its investor outreach program which now targets the top 30 stockholders. As a result of such discussions, Cypress is retaining the changes made in 2014, including providing more disclosure on pledging and modifying performance milestones to ensure greater alignment, particularly with stockholders’ long-term interests.

Transitioning To Multi-Year Milestones

Cypress is accelerating its transition to multi-year milestones as it is committed to increasing the performance period of its milestone awards. Many stockholders have requested performance milestone measurement periods of at least two years. Cypress is committed to making this adjustment and will implement a three year measurement period starting in 2015. Milestones defined and approved by the Compensation Committee of the Board of Directors in early 2015 will determine a portion of performance payouts for fiscal years 2016 (two-year measurement period) and 2017 (three year measurement period).

Historically, through 2012, Cypress has granted milestone awards to executives based upon annual targets. In 2013, as a direct result of Cypress’s outreach program, Cypress began to phase in milestone awards based upon multi-year performance targets. In particular, one such milestone related to Cypress stock price appreciation as compared to the SOXX over the two-year period ending December 26, 2014. Despite Cypress’s recent 40% share price rise, this milestone paid 0% of the target providing further evidence of pay-for-performance alignment and alignment with stockholder value. Between December 28, 2012 and December 26, 2014, the SOXX increased by 185% while Cypress in the same time period increased by only 139%, hence the payout for this milestone was zero. By enhancing our long-standing pay-for-performance philosophy with measurement periods of one, two and three years, Cypress’s compensation plans will ensure greater alignment with stockholders’ interests.

EXECUTIVE COMPENSATION TABLES

Elements of Compensation

The components of Cypress’s executive compensation program are: (i) base salary; (ii) service-based equity; (iii) performance-based compensation, consisting of variable and at-risk incentive cash compensation and equity awards; and (iv) limited benefit programs, such as Cypress’s deferred compensation plans. Cypress does not offer any perquisites. Cypress offers standard health benefits and an employee stock purchase program to all employees (excluding the chief executive officer, who is ineligible to participate due to his greater than 5% stock ownership).

Below is a description of each element of Cypress’s compensation, their objectives and their key features.

	Compensation Element	Objectives	Key Features
Fixed Compensation	Base Salary	To provide a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job.

Targeted at the 50th percentile of Cypress’s peer group, but varies based on skills, experience and other factors.

Adjustments are considered annually based on individual performance, level of pay relative to the market, and internal pay equity.

Service-Based Compensation	Restricted Stock Units (RSUs)

Promoting shareholder alignment and NEO retention.

This component was introduced in 2014 as part of Cypress’s long term compensation strategy, which includes transition from single-year to multi-year performance periods for Performance-Based Equity Compensation.

Service based equity comprised 20% of the total PARS grant in 2014, vesting over a period of two years from the date of grant.

Targeted at the 50th percentile of Cypress’s peer group, but varies based on skills, experience and other factors.

Adjustments are considered annually based on individual performance, level of pay relative to the market, and internal pay equity.

Performance-Based Compensation	Key Employee Bonus Plan (KEBP) (1)/Performance Bonus Plan (PBP)

Cash incentive compensation that rewards achievement of strategic corporate and individual milestones using a balanced scorecard.

Aligns NEOs’ interests with those of stockholders by requiring strong profit before tax (PBT) results and ensuring the achievement of other key financial milestones.

KEBP and PBP are economically and structurally identical. The only difference between them is the participants — Cypress’s chief executive officer is the only participant in the PBP, which was set up to achieve certain tax requirements (2). All other NEOs participate in KEBP.

Targeted at the 50th percentile of Cypress’s peer group (for median performance compared with the peer group), with 100% at-risk based on individual and company performance.

Cypress’s chief executive officer is eligible to earn up to 175% of his base salary under PBP, and NEOs are eligible to earn up to 80% of their respective base salaries under KEBP.

The maximum payout under KEBP/PBP occurs when the chief executive officer’s scorecard result is 100%, the individual’s scorecard result is 100% and Cypress achieves 20% PBT. The Plans may pay more than the maximum in the event Cypress exceeds 20% PBT.

Due to the aggressive nature of Cypress’s scorecards, no one has ever achieved the maximum payout under KEBP or PBP.

			KEBP Payout Amount	=	Annual Base Pay	X	Participation Level %	X	Non- GAAP PBT Factor	X	Individual scorecard result	X	Executive scorecard Factor
The non-GAAP PBT Factor (3), Individual scorecard result (4), and the Executive scorecard factor (5) have a minimum value of zero, and have significantly reduced payouts for the past three years.
	Performance Accelerated Restricted Stock (PARS)	Provides opportunity for wealth creation and ownership, promoting retention and enabling us to attract and motivate Cypress’s NEOs.	Designed to provide total direct compensation (base + annual incentive + equity awards) at approximately the 50th percentile of Cypress’s peer group’s total direct compensation in years with median performance relative to peers, but can be higher or lower depending on the performance in that year.

EXECUTIVE COMPENSATION TABLES

	Compensation Element	Objectives	Key Features
		Aligns NEOs’ interests with stockholder interests by linking part of each NEO’s compensation to long-term corporate performance. Retention of NEOs through multi-year vesting of equity grants	For 2014, a TSR multiplier was included in the PARS calculation to further align executives with the interests of stockholders. For a detailed explanation of the PARS calculation, please see the section entitled “Performance-Based Equity Compensation — 2014 Performance Accelerated Restricted Stock Program (PARS)”.

Other (6)	Non-Qualified Deferred Compensation	To provide retirement savings in a tax-efficient manner.

NEOs can elect to defer up to 100% of their annual incentive cash payments or defer a portion of their base salaries.

Balances in the deferred compensation plan are unfunded obligations and at risk. Investment returns on balances are linked to the returns on mutual funds and other publicly-traded securities and do not generate any above market or preferential returns. Cypress does not guarantee any return or provide any matching contributions.

(1)

Mr. Keswick’s performance-based cash compensation plan also included the ability to earn payments made under Cypress’s Design Bonus Plan (which we refer to as DBP), a bonus plan available only to Cypress’s design and certain product development engineers, a group which Mr. Keswick previously managed. The DBP payout is based on the achievement of new product milestones.

(2)	No assurance can be given, notwithstanding Cypress’s efforts, that compensation designed to satisfy such tax requirements does in fact do so.
(3)

Non-GAAP PBT Factor — Each year, the compensation committee determines the corporate financial metric that will be included in the KEBP formula. For the past several years, including fiscal year 2014, the compensation committee has used Cypress’s non-GAAP profit before taxes percentage, (which we refer to as non-GAAP PBT%), for this metric. For example, a full KEBP payout could not be achieved in fiscal year 2014 unless Cypress achieved a non-GAAP PBT% of at least 20%. Cypress’s non-GAAP PBT% substantially reduced KEBP payouts to its NEOs in fiscal year 2014 due to Cypress’s 12.6% PBT achievement. In fact, no executive has ever realized the full KEBP payout, in part, due to the aggressive nature of the annual financial milestone selected by the compensation committee.

(4)

Individual scorecard result — The next element of KEBP is the achievement of individual milestones, which are measurable quarterly and annual performance goals that are identified by NEOs and reviewed, modified as appropriate, and approved in advance by the chief executive officer. The milestones will vary by person and are a mix of short- and long-term goals that are focused on factors critical to the success of Cypress, including financial, market share, new customers, new products and operational initiatives. The milestones for each period are scored on a scale of 0 to 100%, with each milestone weighted by a specific point value based on its importance to Cypress and/or its level of difficulty. Specific scoring parameters that are used to determine whether the milestone has been achieved are also identified in advance in writing. At the end of each fiscal quarter, or fiscal year, as applicable, the executive officers of Cypress “score” their milestones based on the scoring parameters previously established. Their scores are reviewed, adjusted if necessary, and approved by the chief executive officer.

(5)

Executive scorecard factor — Another multiplier under KEBP is based on a combination of the Individual scorecard result, and the scorecard result of the chief executive officer (which we refer to as the Executive scorecard factor). The chief executive officer’s balanced scorecard includes Cypress’s critical initiatives, projects, and financial and operational targets deemed necessary to ensure Cypress’s short- and long-term success. See the section entitled “Performance-Based Equity Compensation — 2014 Performance Accelerated Restricted Stock Program (PARS) — Tier 1 Grant” for more details on the CEO’s scorecard). By including them as a factor in KEBP, Cypress ensures an alignment of effort among its executive team. Following each quarter, the CEO’s scorecard result is reviewed by the full board of directors of Cypress, adjusted if necessary, and approved by the compensation committee. The Executive scorecard factor is determined as follows:

If the lesser of Individual scorecard result and the CEO scorecard result is:	Then the Executive scorecard factor is:
80.0 or higher	100%
65.0 or higher, and less than 80.0	50%
Less than 65.0	0%

The Executive scorecard factor has typically reduced KEBP payouts to NEOs at least once per year over the last few years, including most recently for the annual KEBP payout for fiscal year 2014. The Executive scorecard factor further demonstrates the link between pay and performance under Cypress’s incentive cash compensation plans.

(6)	Other Compensation —

Discretionary Cash Incentives. It is generally against Cypress’s pay-for-performance philosophy to award any discretionary cash incentive to its NEOs and none have been awarded over the last five years.

Non-Qualified Deferred Compensation. Cypress also maintains an unfunded, non-qualified deferred compensation plan which allows eligible participants, including executive officers, to voluntarily defer receipt of a percentage up to 100% of their salary or cash bonus payment, as the case may be, until the date or dates elected by the participants, thereby allowing the participating employees to defer taxation on such amounts. There are two non-qualified deferred compensation plans available, one of which pays a death benefit two times participant contributions. All eligible employees have the option to choose the plan in which they participate. Mr. Rodgers qualifies for the death benefit payable under the non-qualified deferred compensation plan. Please refer to the table entitled “Non-Qualified Deferred Compensation” in the section entitled “Executive Compensation Tables” for employee contributions and performance under this benefit plan in fiscal year 2014.

Service Awards: All employees, including its NEOs, are eligible for service based cash awards, payable after the employee’s 7th, 14th, 21st and 28th year of service. The award pays a specified cash amount based on the employee’s base salary and country.

EXECUTIVE COMPENSATION TABLES

Other Compensation Limited. Cypress limits all other compensation to its NEOs. For example, Cypress does not provide a defined benefit pension plan, a match to employee contributions to its 401(k) plan or any other material perquisites.

Employment Agreements

During the last fiscal year Cypress entered into an employment offer letter agreement with J. Daniel McCranie. Pursuant to the letter agreement, in the year of hire Cypress agreed to pay Mr. McCranie a base salary of $600,000 with an 80% target bonus percentage under Cypress’s KEBP. For 2015 and 2016, Cypress promised Mr. McCranie that he will receive the same base salary as Mr. Rodgers. The letter agreement also provides for the grant of a PARS award in the year of hire for 150,000 shares, with similarly valued grants promised in 2015 and 2016, and a special incentive time-vested restricted stock unit award for 150,000 shares in 2014, with similar grants promised in 2015 and 2016 that are each equivalently valued at $1.5 million. Cypress also promised Mr. McCranie an approximate value in total compensation (inclusive of base salary, estimated bonus, PARS and other equity awards) of $2.95 million in each of 2014, 2015, and 2016. Mr. McCranie’s relatively high total compensation is justified by his value to Cypress based on his exceptional qualifications and relevant experience, and was deemed necessary for his engagement, which required Mr. McCranie to forego significant compensation from other sources, including stepping down from public board of director roles. NEOs do not have individualized severance or change-of-control agreements. They serve at the will of the board, which enables Cypress to set the terms of any termination of employment. While Mr. McCranie’s estate is entitled to certain benefits under his offer letter in the case of his death, Mr. McCranie, like other NEOs, is not otherwise entitled to any severance or change of control payments upon the termination of his employment, whether voluntary or involuntary.

Risk Considerations

The compensation committee regularly considers the risks associated with Cypress’s compensation policies and practices for employees, including those related to executive compensation programs. As part of the risk assessment, the compensation committee reviews Cypress’s compensation programs to avoid certain design features that have been identified by experts as having the potential to encourage excessive risk-taking. Instead, Cypress’s compensation programs are designed to encourage employees to take appropriate risks and encourage behaviors that enhance sustainable value creation in furtherance of Cypress’s business, but do not encourage excessive risk and accordingly are not reasonably likely to have a material adverse effect on Cypress. The compensation committee believes that because Cypress closely links its variable compensation with attaining performance objectives, Cypress is encouraging employees to make decisions that should result in positive short- and long-term returns for its business and its stockholders without providing an incentive to take unnecessary risks. The compensation committee has reviewed compensation related risks and does not believe Cypress’s compensation programs encourage excessive or inappropriate risk taking or create risks that are reasonably likely to have a materially adverse effect on Cypress. In fulfilling its responsibilities, the compensation committee may, to the extent permitted under applicable law, the Nasdaq Global Select Market rules, the rules of the SEC and the Internal Revenue Code, and Cypress’s certificate of incorporation and by-laws, delegate any or all of its responsibilities to a subcommittee. The compensation committee, with the assistance of Buck Consultants intends to continue, on an on-going basis, a process of thoroughly reviewing Cypress’s compensation policies and programs to ensure that its compensation programs and risk mitigation strategies continue to discourage imprudent risk-taking activities.

In discharging its duties, the compensation committee selects and retains the services of compensation consultants in order to have independent, expert perspectives on matters related to executive compensation, company and executive performance, equity plans, peer group and other issues. The compensation committee has the sole authority to determine the scope of services for these consultants and may terminate the consultants’ services at any time. The fees of these consultants are paid by Cypress. In fiscal year 2014, the compensation committee retained the services of Buck Consultants for various compensation-related services, including comparing Cypress’s director compensation with the compensation of directors of its peer group companies.

Stock Ownership Requirements

Cypress believes the stock ownership of its directors and executives is on the higher end of its peer group. In fact, its chief executive officer is Cypress’s fifth largest stockholder as of December 28, 2014. Together, Cypress’s directors and NEOs beneficially own 6.24% of Cypress’s outstanding common stock as of March 12, 2015 — an amount that is significantly greater than the directors and NEOs of any company in Cypress’s peer group.

EXECUTIVE COMPENSATION TABLES

Executive Officers

The chief executive officer is required to own common stock having a value of at least six times his annual base salary. Common stock only includes shares directly owned free and clear and does not include any granted equity awards, even if vested and in the money. NEOs, other than the chief executive officer, are required to own common stock having a value of at least four times their annual base salary. Individuals have three years to meet the stock ownership requirement. If the stock ownership requirement is not met after three years, then the executive must hold all future shares that vest (net of taxes) until the stock ownership requirements are met. As of March 12, 2015, all of our NEOs other than Mr. Trent met the stock ownership requirements. Mr. Trent has until June 1, 2017 (three years from the date he assumed the role as Chief Financial Officer) to meet the stock ownership requirements.

Directors

Cypress’s non-employee directors are required to own at least 30,000 shares of common stock, which is approximately five times their annual retainer. New directors are required to meet the requirement within three years of their appointment to the board. As of December 28, 2014, all of Cypress’s then current non-employee directors met the stock ownership requirements.

Pledging Policy

While the board understands that stock pledging by the Cypress directors and officers could create undue risk to the stability of Cypress’s stock price, the board also believes that, with board oversight, special circumstances may exist that would allow such activity without material risk to Cypress or its stockholders. For example, Cypress’s founder/chief executive officer and one other NEO are currently pledging a portion of their Cypress shares. They are both long-standing employees who hold substantially more stock than is required under Cypress’s stock ownership policy and such significant holdings are deemed a positive by the board as they align Cypress’s executives with its stockholders to a far greater degree than in most companies. In response to stockholder concerns about the prior pledging activity of two of Cypress’s executives, management and board engaged in significant discussions amongst themselves and with its stockholders, as part of its annual investor outreach program, regarding Cypress’s policy and practices in this area. As a result of those discussions, Cypress has formalized and adopted a written pledging policy.

Cypress’s pledging policy reiterates the board’s continued commitment to actively monitor such activity and specifically delegates the responsibility to oversee any pledging activity, including margin loans, that include any amount of Cypress securities, to the compensation committee. In reviewing such pledging activity, the compensation committee will consider the facts and circumstances related to each individual, including, among other things, the ability of the executive to repay the applicable loan without resorting to the pledged securities, the number of shares pledged relative to the executive’s overall holdings, the total shares outstanding for Cypress and the composition of the executive’s stock holdings, and the price at which the pledged shares could get called away versus the current stock price as compared with historical trading range. The compensation committee will provide regular updates to the full board as well as ensure that any material pledging activity by directors or executive officers is properly disclosed in its annual proxy statement, or any other public filing required by law. Under no circumstance will Cypress issue any make-up grants to any executive, or any other employee, whose Cypress shares may be sold to satisfy a margin call or any other type of collateral call.

Only two of Cypress’s executives, T.J. Rodgers, Cypress’s founder/chief executive officer and a member of the board, and Paul D. Keswick, Cypress’s executive vice president of Marketing and IT and an employee of Cypress for over twenty-eight years, currently have any Cypress stock pledged. As part of Cypress’s corporate governance practices, the compensation committee has considered the facts and circumstances of Mr. Rodgers’ and Mr. Keswick’s pledging activity, and concluded that the potential threat of their pledging activity is minimal and is far outweighed by the value of their loyalty and the alignment their significant stockholdings creates with Cypress’s stockholders’ interests.

For Mr. Rodgers, the board based its conclusion on the following:

—

Mr. Rodgers is Cypress’s founder and one of its largest and most loyal stockholders. As one of Cypress’s largest stockholders, his interests are strongly aligned with those of its stockholders. Mr. Rodgers has accumulated his significant holdings over his 32 plus years of service by holding the vast majority of shares he has received as part of his compensation and by making various open market purchases;

EXECUTIVE COMPENSATION TABLES

—

the pledged shares are not used to shift or hedge any economic risk in owning Cypress shares. These shares collateralize loans used to primarily fund Mr. Rodgers’ purchase of common stock upon the expiration of certain options grants over the past years. If Mr. Rodgers is not permitted to pledge a portion of his shares, he may be forced to sell certain of his Cypress shares in order to obtain the necessary funds, reducing his alignment with Cypress’s stockholders and penalizing his loyalty to Cypress stock. As of December 28, 2014, Mr. Rodgers directly and indirectly owned 8,629,685 shares, the highest stock ownership by a factor amongst Cypress’s peer group where the majority of chief executive officers own less than 1% of outstanding shares;

—

as of December 28, 2014, 4,179,947 of Mr. Rodgers’ pledged shares may be subject to a margin call. Excluding his total pledged shares, Mr. Rodgers’ ownership still exceeds Cypress’s stock ownership requirements for the chief executive officer;

—	total shares subject to pledge has reduced by approximately 2 million shares since March 2014;

—	Mr. Rodgers has voluntarily agreed to not increase his outstanding loan balance using Cypress shares as collateral;

—

the pledged shares represent less than 3% of Cypress’s outstanding shares as of December 28, 2014, and therefore do not present a material risk for investors or Cypress and will be reduced to approximately 1.5% of Cypress’s outstanding shares immediately following the merger with Spansion; and

—

Cypress has an active stockholder engagement program in which it meets regularly with its largest stockholders. Cypress has discussed the facts and circumstances of Mr. Rodgers’ pledging, and most of these stockholders feel the benefit of significant ownership outweighs the risk and have asked for additional disclosure and compensation committee oversight, which Cypress has committed to this year.

For Mr. Keswick, the board based its conclusion on the following:

—	Mr. Keswick has been a valued employee of Cypress for over twenty-eight years;

—	stockholders value the high stock ownership that its NEOs hold; ownership that is well above its peer group and subjects NEOs to significant stock price movement risk;

—

the pledged shares total 365,505 as of December 28, 2014, and are not used to shift or hedge any economic risk in owning Cypress shares. These shares collateralize various derivative positions in S&P 500 options that are managed by a third party broker over periods less than 45 days on average. As such, Mr. Keswick is able to reduce or completely close his positions in a few days;

—

upon being made aware of the various investor opinions on the subject of share pledging, Mr. Keswick has voluntarily agreed to not increase his outstanding loan balance using Cypress shares as collateral;.

—

if Mr. Keswick is not permitted to pledge a limited number of his shares, he may be forced to sell certain of his Cypress shares in order to obtain the necessary funds, reducing his alignment with stockholders and penalizing his loyalty to Cypress stock;

—

the pledged shares represent less than 0.5% of Cypress’s outstanding shares as of December 28, 2014, and therefore, do not present a material risk for investors or Cypress and will be reduced to less than 0.25% of Cypress’s outstanding shares immediately following the merger with Spansion;

—	excluding the pledged shares, Mr. Keswick’s ownership still exceeds Cypress stock ownership requirements for executives; and

—

Mr. Keswick has established his financial capacity to repay the loan(s) which are collateralized by the pledged shares without resorting to the pledged shares. Furthermore, Mr. Keswick’s unpledged share ownership and other assets would likely be able to prevent any margin call.

EXECUTIVE COMPENSATION TABLES

No other executive officer or director currently holds Cypress securities that are pledged pursuant to a margin account or loan or otherwise.

Clawback Policy

Cypress’s clawback policy requires the return of performance-based compensation payments to Cypress by any executive engaged in (i) fraud, theft or dishonesty, (ii) intentional misconduct related to Cypress’s financial statements, or (iii) in the event of a material negative revision of any financial or operating measure on which performance-based compensation was paid out to such executive.

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Cypress uses the following non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures:

—	gross margin;

—	research and development expenses;

—	selling, general and administrative expenses;

—	operating income (loss);

—	net income (loss); and

—	diluted net income (loss) per share.

The non-GAAP measures set forth above exclude charges primarily related to stock-based compensation, which represented 72% of total adjustments for the year ended December 28, 2014, as well as restructuring charges, acquisition-related expenses and other adjustments. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Cypress’s operations that, when viewed in conjunction with GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Cypress’s business and operations. Cypress management uses these non-GAAP measures for strategic and business decision-making, internal budgeting, forecasting and resource allocation processes. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Cypress’s historical operating results and comparisons to competitors’ operating results. Pursuant to the requirements of Regulation G and to make clear to Cypress investors the adjustments it makes to GAAP measures, in each reporting period Cypress provides a reconciliation of the non-GAAP measures to the most directly comparable GAAP financial measures.

Cypress 2014 Executive Compensation Results

Fixed Compensation — Base Salary

Cypress targets executive officers’ base salaries at approximately the 50th percentile of base salaries for similar positions and experience level in its peer group companies. In May 2014, as part of its annual review of executive compensation, the compensation committee reviewed the base salaries of NEOs, focusing on the competitiveness of salaries and ensuring base salaries remained at or near the 50th percentile as well as Cypress financial performance. Management recommended to the compensation committee that no NEO receive a salary increase for fiscal year 2014. The compensation committee agreed with management’s recommendation. Below is a summary of the salary of NEOs for fiscal year 2014:

Named Executive Officer	2014 Base Salary	% Increase from 2013
T.J. Rodgers (1)	$600,000	0%
Brad W. Buss (2)	$347,526	0%
Paul D. Keswick	$329,073	0%

EXECUTIVE COMPENSATION TABLES

Named Executive Officer	2014 Base Salary	% Increase from 2013
J. Daniel McCranie (3)	$600,000	N/A
Dana C. Nazarian	$279,965	0%
Thad Trent (4)	$275,490	6%

(1)	Mr. Rodgers’ salary has not been adjusted for six years.
(2)	Mr. Buss’ salary was reduced to $225,000 as of June 2, 2014 when he reduced his schedule to part-time.
(3)	Mr. McCranie was hired on January 23, 2014.
(4)	Mr. Trent’s salary was increased to $275,490 on June 2, 2014, when he was appointed chief financial officer.

Performance-Based Incentive Cash Compensation

The thresholds of performance needed to achieve target or maximum payout are extremely high. Consistent with Cypress’s pay-for-performance philosophy, Cypress’s achievement against a mix of operational and financial goals in fiscal years 2012, 2013, and 2014, resulted in substantially lower performance-based cash compensation to NEOs, as compared to previous years and to Cypress’s peer group.

Performance Bonus Plan (PBP)

In fiscal year 2014, the incentive cash compensation target percentage for the chief executive officer was expected to be approximately 16.1% based on Cypress’s estimate at the beginning of the year, substantially below the 175% participation level. Cypress’s non-GAAP PBT% substantially reduced the PBP payout to its chief executive officer in fiscal year 2014 due to Cypress’s 12.6% PBT achievement.

The quarterly and annual targets for non-GAAP PBT% under the PBP were the same as described above in the section entitled “Performance-Based Incentive Cash Compensation — Key Employee Bonus Plan (KEBP)”.

In fiscal year 2014, Cypress’s chief executive officer, T.J. Rodgers’ annual and quarterly balanced scorecard included short-and long-term milestones organized around four key categories: (i) financial, (ii) key business drivers, (iii) innovation and learning, and (iv) customer.

More specifically, Mr. Rodgers’ goals are identical to the Cypress scorecard described above in the section entitled “Executive Summary”, and included the following targets:

—	obtaining certain revenue for Platform PSoC, TrueTouch, FX3, Foundry, Agiga Tech, Inc. and Deca Technologies Inc.;

—	achieving certain targets for customer design-win revenue for Cypress overall, and for the PSD and DCD divisions;

—	meeting specific targets related to gross margins, ASP’s, operating expenses, PBT and earnings per share;

—	gaining new customers in platform PSoC;

—	increasing share of market for SRAM, TrueTouch and USB product lines;

—	releasing new products for Capsense, TrueTouch, platform PSoC, FRAM and software on-time;

—	achieving customer service metrics, including increasing Cypress’s customer satisfaction score; and

—	achieving operational performance in the areas of quality, yield, inventory levels and customer delivery.

Many of Mr. Rodgers’ targets will yield substantial short- and long-term benefits for Cypress if achieved.

Below is a historical table that shows the three-year average PBP achievement by the chief executive officer:

EXECUTIVE COMPENSATION TABLES

	2012			2013			2014
PBP Participant	Average Raw Score	Average PBT Factor	Average Payout	Average Raw Score	Average PBT Factor	Average Payout	Average Raw Score	Average PBT Factor	Average Payout
T.J. Rodgers	75%	4%	1%	88%	8%	7%	73%	30%	15%

Key Employee Bonus Plan (KEBP)

In 2014, the incentive cash compensation participation level for the executive officers of Cypress remained the same as the last five years at 80% of base salary for all NEOs, except the chief executive officer, under the KEBP. Under certain assumptions made at the start of fiscal year 2014, Cypress’s payout for KEBP was expected to be approximately 7.4% of base salary, substantially below the normal 80% participation level. The actual amount earned was 17% of base salary. Cypress’s non-GAAP PBT% substantially reduced KEBP payouts to NEOs in fiscal year 2014 due to its 12.6% PBT achievement. No executive officer achieved the targeted level of cash compensation for 2012, 2013 or 2014.

The quarterly and annual targets for non-GAAP PBT%, Cypress’s actual non-GAAP PBT% achievement, and the percentage of achievement against plan for fiscal year 2014 are set forth in the following table (percentage achievement is calculated on a linear scale where 10% pays at zero and 20% pays at 100%):

2014 Fiscal Year Period	Non-GAAP PBT% Target	Non-GAAP PBT% Achieved	Percentage Achievement Against Target
First Quarter	20.0%	7.3%	0.0%
Second Quarter	20.0%	14.9%	49.5%
Third Quarter	20.0%	15.0%	49.9%
Fourth Quarter	20.0%	12.6%	25.7%
Annual	20.0%	12.6%	25.7%
Average	20.0%	12.5%	30.2%

In determining the amount of cash incentive compensation payable under KEBP, the compensation committee uses the final scorecard results for the given review period as a component in the formulas that determine the bonus to be paid under each plan. As part of its oversight process, the compensation committee considers the participant’s scorecard result for the applicable period, and has the right to apply negative discretion to reduce the maximum payout under KEBP. NEOs’ performance goals were strongly aligned with each other in 2014 to achieve critical strategic and operational milestones during fiscal year 2014 and to set the stage for increased market share, growth and improved productivity in future years. During Cypress’s 2014 outreach program, its investors expressed a desire to more fully understand the types of goals set for NEOs. Below is a breakdown of Cypress’s performance goals that is intended to be responsive to its investors’ request, but still protects certain strategic information that is material to Cypress contained in such goals that Cypress feels is required not to be disclosed due to competitive reasons that is material to Cypress and would result in competitive harm to Cypress if disclosed.

The goals that were common across most of Cypress’s NEOs included the following, which were all approved by the board as part of its annual operating and strategic planning session for fiscal year 2014:

—	Specific revenue, gross margin, operating expenses, customer design, profit-before tax and earnings per share targets;

—	Specific targets to reduce Cypress’s infrastructure costs worldwide and across all functions and improving organizational efficiency by increasing the span of control for managers; and

—	Specific targets to improve innovation and invest in key initiatives and bring specific new products to market.

Below is a summary of additional quarterly and annual performance goals for each NEO participating in KEBP:

Thad Trent. Specific targets related to:

EXECUTIVE COMPENSATION TABLES

—	achieving corporate financial goals, including revenue, gross margin, operating expenses, PBT, earnings per share;

—	leading a process to manage gross margin improvement;

—	achieving specific investor relations and outreach objectives;

—	achieving customer service metrics, including increasing net promoter scores to improve customer loyalty;

—	implementing a yield enhancement program and a strategy for debt and stock buyback;

—	implementing employee training and development initiatives in the finance organization; and

—	defining a corporate model for spending and profitability.

Paul D. Keswick. Specific targets related to:

—	achieving revenue targets for Cypress overall, and also specifically for TrueTouch, Platform PSoC, and USB/FX3;

—	increasing share of market for the SRAM, TrueTouch and USB product lines;

—	increasing the customer count and the value of the design win funnel for Cypress overall, and also specifically for PSD and DCD;

—	developing and deploying infrastructure and business processes to improve capability and efficiency in sales and marketing;

—	achieving gross margin, pricing, operating expense, and cost savings targets;

—	achieving customer service metrics, including increasing net promoter scores to improve customer loyalty; and

—	implementing and deploying key initiatives in the information technology organization to increase service and decrease costs.

J. Daniel McCranie. Specific targets related to:

—	achieving revenue targets for Cypress overall, and also specifically for TrueTouch, Platform PSoC, USB/FX3, FRAM, and three Emerging Technology businesses;

—	increasing the customer count and the value of the design win funnel for Cypress overall, and also specifically for PSD, DCD and within the distribution channel;

—	achieving gross margin, pricing, operating expense, and cost savings targets;

—	releasing a new TrueTouch product; and

—	achieving customer service metrics, including increasing net promoter scores to improve customer loyalty.

Dana C. Nazarian. Specific targets related to:

—	achieving certain revenue and profit targets for MPD and Agiga Technology;

—	achieving gross margin, pricing, operating expense, inventory and cost savings targets;

EXECUTIVE COMPENSATION TABLES

—	increasing SRAM market share and the value of the customer design win funnel;

—	improving the quality of products to gain market share and increase revenue;

—	releasing new products for SRAM, FRAM and clocks on-time; and

—	achieving customer service metrics, including net promoter score increases to increase customer loyalty.

Below is a historical table that shows the three-year average KEBP achievement by NEOs:

	2012			2013			2014
KEBP Participant	Average Raw Score	Average PBT Factor	Average Payout	Average Raw Score	Average PBT Factor	Average Payout	Average Raw Score	Average PBT Factor	Average Payout
Brad W. Buss (1)	85%	4%	2%	90%	8%	7%		N/A
Paul D. Keswick	74%	4%	2%	87%	8%	4%	82%	30%	16%
J. Daniel McCranie			N/A				64%	30%	8%
Dana C. Nazarian	77%	4%	1%	81%	8%	4%	82%	30%	16%
Thad Trent			N/A				88%	30%	18%

(1)	The reported number excludes quarters in which no payment was made due to low PBT achievement.

As the table reveals, none of the NEOs have achieved target participation levels for the three years identified. Despite the NEOs’ generally strong performance on their individual milestones, their KEBP payouts were reduced significantly due to Cypress’s PBT achievement being below the target threshold established by management and approved by the compensation committee. This further demonstrates the Pay-for-Performance impact of Cypress’s compensation process and alignment with stockholder interests.

Performance-Based Equity Compensation

2014 Performance Accelerated Restricted Stock Program (PARS)

In early 2014, the compensation committee set the performance goals under which participants were eligible to earn their PARS shares. There are three levels of grants under the 2014 PARS program: (i) the Tier 1 Grant, (ii) Tier 2 Grant, and (iii) Tier 3 Grant, as described in the following table:

	PARS Granted on March 29, 2014
PARS Participant	Tier 1	Tier 2	Tier 3	Total
T.J. Rodgers	222,000	74,000	74,000	370,000
Brad W. Buss	—	—	—	—
Paul D. Keswick	120,000	40,000	40,000	200,000
J. Daniel McCranie	90,000	30,000	30,000	150,000
Dana C. Nazarian	120,000	40,000	40,000	200,000
Thad Trent	24,000	8,000	8,000	40,000

The milestones for each grant level and the actual percent achieved in fiscal 2014 were as follows:

Tier 1 Grant

60% of the total PARS award could be earned based on the Tier 1 grant scorecard (which we refer to as the scorecard), which is based on the chief executive officer’s fiscal year 2014 scorecard (which included detailed financial, product development, operational and business process improvement goals) that were deemed to be strategic goals to drive the long term success of Cypress. The payout for this milestone is 100% if the Tier 1 grant scorecard achieves a score of 85% and adjusts linearly to zero percent if a score of 60% or lower is achieved, and up to 160% if a score of 100% is achieved. The Tier 1 grant milestone achievement for fiscal year 2014 was 67.4% and, after applying the TSR factor, the Tier 1 payout was 34.5%, as shown in the scorecard table below.

EXECUTIVE COMPENSATION TABLES

The scorecard is the main business system that Cypress uses to set its strategic goals. The scorecard is developed over a period of three months as part of the annual operating plan process. The scorecard consists of various strategic initiatives that are deemed critical to achieving Cypress’s annual operating plan for the next one to three years. Each initiative in the scorecard has a very specific performance measurement with a precise definition of what is required to achieve a score between 0% and 100%. The scorecard is reviewed and approved by the board at the beginning of the year and none of the initiatives and scoring may be changed in that year. The chief executive officer provides an update on the status of the scorecard at every Cypress meeting. Based on a request from its stockholders, Cypress is providing the following additional information on its scorecard but, for competitive purposes, Cypress is not detailing every initiative or the exact details for each initiative. For 2014, the scorecard was organized into four broad initiatives, with the results shown below:

Measure	Results	Maximum	Raw Score	Final Score (1)	TSR Factor	Final Payout (2)
Financial		52%	27.4%
Revenue	Cypress overall, and 5 of 6 Product Families increased revenue but did not achieve the planned revenue. Product Families included TrueTouch, Platform PSoC, USB/FX3, and Emerging Technology (three).	30%	6.4%
Profitability	Profitability improved and Cypress achieved the plan target. Operating expenses and 6 of 7 cost savings initiatives met the plan.	22%	21.0%

Key Business Drivers		22%	17.8%
New Product Milestones	Achieved planned milestones in 6 of 8 projects, measuring TrueTouch (three), Platform PSoC (two), FRAM, and SRAM (two).	17%	14.3%
Market Share	Achieved planned market share targets in 2 of 4 categories, measuring TrueTouch, SRAM, USB, and New Customers in target markets.	4%	3.0%
Quality	Improved a key quality metric but did not achieve the planned target.	1%	0.5%

Innovation and Learning		14%	13.0%
Infrastructure	Achieved 3 of 3 planned targets in USB, Sales, and Marketing.	11%	11.0%
Capability	Demonstrated new capability as planned in 2 of 2 major projects in Design and Software.	2%	1.0%
Organizational Structure	Improved organizational efficiency through increased span-of-control.	1%	1.0%

Customer		12%	9.2%
Satisfaction	Survey results improved but did not achieve 1 of 5 planned targets. Measurements included Cypress overall (two), Applications, Development Kits, and Software.	5%	4.0%
Delivery	Results did not meet planned target in 1 of 2 categories, measuring Lead Time, and On-Time delivery.	2%	1.4%
Design Wins	Exceeded planned value of design wins in 4 of 5 categories, measuring	5%	3.8%

EXECUTIVE COMPENSATION TABLES

Measure	Results	Maximum	Raw Score	Final Score (1)	TSR Factor	Final Payout (2)
	Cypress overall (two), DCD, USB, and Distribution.
Total		100%	67.4%	29.6%	1.17	34.5%

(1)	The Final Score is calculated on a linear scale:

Final Score is 0% at a Raw Score of 60%;

Final Score is 100% at a Raw Score of 85%;

Final Score is 160% at a Raw Score of 100%

(2)

The Final Payout is calculated by multiplying the Final Score by the TSR Factor, which can range from 0.625 to 1.375 depending on the 2014 Total Shareholder Return of Cypress relative to its peer group

Tier 2 Grant

20% of the total PARS award could be earned if Cypress achieves its 2015 revenue targets. The vesting of this award would be in 2016, two years after the grant, consistent with Cypress’s transition to longer term milestones. The payout for this milestone can range from 0% to 160% of the grant depending on the 2015 revenue achievement.

TSR Factor for Tier 1 and Tier 2 Grants:

The payouts for the Tier 1 and Tier 2 Grant is further adjusted by a TSR factor, which can range from a minimum of 0.625 if Cypress has a 2014 TSR at or below the 10th percentile of Cypress’s peer group, scaling linearly to 1.000 if Cypress has a 2014 TSR at the 40th percentile of its peer group. The TSR factor will be 1.00 if Cypress has a 2014 TSR between the 40th and 60th percentile of its peer group. The TSR factor will scale linearly from 1.000 if Cypress has a 2014 TSR at the 60th percentile of its peer group, up to a maximum of 1.375 if Cypress has a 2014 TSR based at or above the 90th percentile of its peer group.

Tier 3 Grant

20% of the total PARS award is service based, with 75% of the Tier 3 Grant vesting after one year, and the remaining 25% of the Tier 3 Grant vesting after two years.

Chief Executive Officer Compensation

Consistent with Cypress’s philosophy on pay-for-performance, in fiscal year 2014, 45.9% of Mr. Rodgers’ total earned compensation was in the form of variable compensation, comprised of performance-based quarterly and annual incentive cash bonuses and annual performance-based restricted stock units. Mr. Rodgers did not receive an increase in his base salary in fiscal year 2014. In fiscal year 2014, Mr. Rodgers earned 11.3% of his participation level under the annual incentive cash bonus plan and 34.5% of the target under the annual performance-based restricted stock program.

Based on payouts being below target for performance based compensation, Mr. Rodgers 2014 realized total compensation was below target and also below the Cypress peer group.

Tax Related Considerations in Executive Pay

Cypress management and the compensation committee have considered the implications of Section 162(m) of the Internal Revenue Code of 1986. This section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its chief executive officer and certain other executive officers. This section also provides for certain exceptions to this limitation, including compensation that is performance-based within the meaning of Section 162(m) of the Internal Revenue Code of 1986. Cypress’s Performance Bonus Plan enables it to qualify more compensation as deductible performance-based compensation. Many of Cypress’s executive compensation plans are designed to qualify payments thereunder as deductible performance-based compensation. In order, however, to preserve flexibility in designing its compensation programs, not all amounts Cypress pays may qualify for deductibility.

EXECUTIVE COMPENSATION TABLES

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table shows compensation information for fiscal years 2012, 2013 and 2014 for the NEOs:

Name and Principal Position	Year	Salary (1)($)	Bonus (2)($)	Stock Awards (3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (4)($)	All Other Compensation (5)($)	Total Compensation ($)
T.J. Rodgers	2014	599,997	0	1,327,806	0	154,985	48,455	2,131,243
President, Chief	2013	600,000	0	2,313,504	0	74,702	8,060	2,996,266
Executive Officer and	2012	599,997	0	2,678,271	0	15,865	131,278	3,425,411
Director

Brad W. Buss	2014	195,646	0	468,250	0	17,640	20,250	701,786
Former Executive Vice	2013	347,526	0	1,435,968	0	20,629	536	1,804,659
President, Finance &	2012	347,526	6,683	1,673,907	0	3,944	536	2,032,591
Administration, Chief
Financial Officer

Paul D. Keswick	2014	329,077	31,368	717,731	0	58,278	31,280	1,167,734
Executive Vice	2013	329,073	0	1,735,128	0	81,361	1,440	2,147,002
President, Marketing &	2012	329,077	0	1,339,135	0	62,354	1,440	1,732,006
IT

J. Daniel McCranie	2014	546,923	0	2,069,798	0	27,122	14,633	2,658,476
Executive Vice	2013
President, Sales and	2012				N/A
Applications (6)

Dana C. Nazarian	2014	278,891	0	717,731	0	35,840	30,056	1,062,518
Executive Vice	2013	279,965	0	1,675,296	0	9,642	13,874	1,978,777
President, Memory	2012	279,968	0	1,161,532	0	3,394	11,182	1,456,076
Products Division

Thad Trent	2014	268,593	0	330,844	0	33,500	24,495	657,432
Executive Vice	2013
President, Finance &	2012				N/A
Administration, Chief
Financial Officer

(1)	Represents actual salary earned in fiscal years 2014, 2013 and 2012.
(2)

Represents 40 hours of pay received for seven years of service for Mr. Buss, and 240 hours of pay received for twenty-eight years of service for Mr. Keswick. All regular employees who work at least 20 hours per week are eligible for these service awards.

(3)

The amounts shown represent the number of shares delivered valued at the price determined at the time of grant. At the time of grant, Cypress had initially assumed 100% of the Tier 1 and Tier 2 PARS grants would be achieved, with a TSR factor of 1.0. With these assumptions, the amounts reportable for fiscal year 2014 for each of the NEOs would be as follows: Mr. Rodgers, $3,718,500; Mr. Buss, $468,250; Mr. Keswick, $2,010,000; Mr. McCranie, $3,039,000; Mr. Nazarian, $2,010,000; Mr. Trent, $589,300.

(4)

Except for Mr. Keswick, includes bonus amounts earned under the KEBP and PBP for services rendered in the respective fiscal years. Mr. Keswick’s bonus amounts also include payments made under its DBP, a bonus plan available only to Cypress’s design and certain product development engineers, a group which Mr. Keswick previously managed. Mr. Keswick earned the following amounts under the DBP for fiscal years 2014, 2013 and 2012: $15,303, $71,177 and $75,622, respectively.

(5)

The amounts reported in this column include payments by Cypress of term life insurance premiums for the NEOs. Cypress is not the beneficiary of the life insurance policies. NEOs participate in the same life insurance program as all other Cypress employees, which pays out at one times the employee’s annual base pay. Amounts shown for fiscal

EXECUTIVE COMPENSATION TABLES

years 2012 and 2014 also reflect paid time off cashed out and pay in lieu of holidays by Mr. Rodgers of $126,922 and $40,073, paid time off cashed out by Mr. Nazarian for fiscal years 2012, 2013 and 2014 of $10,768, $13,460 and $28,141 respectively, paid time off cashed out by Mr. Keswick for fiscal year 2014 of $29,840, paid time off cashed out by Mr. Trent for fiscal year 2014 of $23,351, paid time off cashed out by Mr. McCranie for fiscal year 2014 of $3,128.

(6)

Mr. McCranie’s annual salary is $600,000, and the lower value of $546,923 shown in the table is due to the fact that he was employed for less than the full year, based on his hire date of January 23, 2014. Mr. McCranie’s relatively high total compensation is justified by his value to Cypress based on his exceptional qualifications and relevant experience, and was deemed necessary for his engagement.

EXECUTIVE COMPENSATION TABLES

GRANTS OF PLAN-BASED AWARDS

Fiscal Year Ended December 28, 2014

The following table shows all plan-based awards granted to the NEOs during fiscal year 2014:

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(6)

		Estimated Possible Payouts			Estimated Future Payouts
		Under Non-Equity Incentive			Under Equity Incentive
		Plan Awards(1)			Plan Awards(2)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)(3)	Maximum ($)	Threshold (#)	Target (#)(4)	Maximum (#)(5)
T.J. Rodgers	30-Dec-13	—	19,320	210,000	—	—	—	—	—	—	—
President, Chief	30-Dec-13	—	19,320	210,000	—	—	—	—	—	—	—
Executive Officer	29-Mar-14	—	—	—	—	370,000	725,000	—	—	—	3,718,500
and Director	31-Mar-14	—	19,320	210,000	—	—	—	—	—	—	—
	30-Jun-14	—	19,320	210,000	—	—	—	—	—	—	—
	29-Sep-14	—	19,320	210,000	—	—	—	—	—	—	—

Brad W. Buss	30-Dec-13	—	5,116	55,604	—	—	—	—	—	—
Former Executive	30-Dec-13	—	5,116	55,604	—	—	—	—	—	—	—
Vice President,	29-Mar-14	—	—	—	—	—	—	—	—	—
Finance and	31-Mar-14	—	2,131	23,168	—	—	—	—	—	—	—
Administration,	2-May-14	—	—	—	—	—	—	50,000	—	—	468,250
Chief Financial	30-Jun-14	—	—	—	—	—	—	—	—	—	—
Officer	29-Sep-14	—	—	—	—	—	—	—	—	—	—

Paul D. Keswick	30-Dec-13	—	4,844	52,652	—	—	—	—	—	—	—
Executive Vice	30-Dec-13	—	4,844	52,652	—	—	—	—	—	—	—
President,	29-Mar-14	—	—	—	—	200,000	392,000	—	—	—	2,010,000
Marketing, Human	31-Mar-14	—	4,844	52,652	—	—	—	—	—	—	—
Resources & IT	30-Jun-14	—	4,844	52,652	—	—	—	—	—	—	—
	29-Sep-14	—	4,844	52,652	—	—	—	—	—	—	—

J. Daniel McCranie	30-Dec-13	—	—	—	—	—	—	—	—	—	—
Executive Vice	30-Dec-13	—	—	—	—	—	—	—	—	—	—
President, Sales	30-Jan-14	—	—	—	—	—	—	150,000	—	—	1,531,500
and Applications	29-Mar-14	—	—	—	—	150,000	294,000	—	—	—	1,507,500
	31-Mar-14	—	8,832	96,000	—	—	—	—	—	—	—
	30-Jun-14	—	8,832	96,000	—	—	—	—	—	—	—
	29-Sep-14	—	8,832	96,000	—	—	—	—	—	—	—

Dana C. Nazarian	30-Dec-13	—	4,121	44,794	—	—	—	—	—	—	—
Executive Vice	30-Dec-13	—	4,121	44,794	—	—	—	—	—	—	—
President, Memory	29-Mar-14	—	—	—	—	200,000	392,000	—	—	—	2,010,000
Products Division	31-Mar-14	—	4,121	44,794	—	—	—	—	—	—	—
	30-Jun-14	—	4,121	44,794	—	—	—	—	—	—	—
	29-Sep-14	—	4,121	44,794	—	—	—	—	—	—	—

Thad Trent (7)	30-Dec-13	—	2,391	—	—	—	—	—	—	—	—
Executive Vice	30-Dec-13	—	2,391	—	—	—	—	—	—	—	—
President, Chief	29-Mar-14	—	—	—	—	40,000	78,400	—	—	—	402,000
Financial Officer	31-Mar-14	—	3,362	36,541	—	—	—	—	—	—	—
	2-May-14	—	—	—	—	—	—	20,000	—	—	187,300
	30-Jun-14	—	4,055	44,708	—	—	—	—	—	—	—
	29-Sep-14	—	4,055	44,708	—	—	—	—	—	—	—

(1)

Represents potential performance compensation that could be earned under the KEBP, PBP and DBP programs in fiscal year 2014. The columns show the amounts that could be earned at the threshold, target and maximum levels of performance. Effective June 2, 2014, Mr. Buss’s KEBP target was reduced to 0% when he reduced his schedule to part time. Mr. McCranie was hired on Jan 23, 2014 and hence his KEBP target was 0% for Q1, 2014.

(2)

Represents 100% Tier 1, Tier 2 and Tier 3 grants made under the PARS program in fiscal year 2014. The columns show the stock that could be earned at the threshold, target and maximum levels of performance. Please see the “Option Exercises and Stock Vesting” table for the actual

EXECUTIVE COMPENSATION TABLES

amounts earned in Cypress’s fiscal 2014 by NEOs under its PARS program. The maximum is based on 160% of Tier 1 and Tier 2 with a TSR factor of 1.375. Please see the “Elements of Compensation” section for an explanation of the plan rules.

(3)

Represents the expected achievement at the beginning of the fiscal year. For fiscal year 2014, the actual amounts paid were as follows: Mr. Rodgers, $154,985; Mr. Buss, $17,640; Mr. Keswick, $58,278; Mr. Nazarian, $35,840; Mr. McCranie: $27,122; Mr. Trent: $33,500.

(4)

The following number of shares was delivered in fiscal year 2015. Mr. Rodgers: 132,120; Mr. Buss: 0; Mr. Keswick: 71,416, Mr. McCranie: 53,562; Mr. Nazarian: 71,416; Mr. Trent: 14,283. The vesting schedule for each of these grants is 75% vesting on January 20, 2015, and 25% vesting on January 28, 2016.

(5)	25% of the shares granted could not be earned in 2014.
(6)	Represents the target number of shares multiplied at the grant date fair value under FASB ASC Topic 718. See the “Summary Compensation Table” above for shares actually delivered.
(7)	Mr. Trent was promoted to chief financial officer on June 2, 2014. The table includes his full year compensation.

EXECUTIVE COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Fiscal Year Ended December 28, 2014

	Option Awards (1)					Stock Awards (1)
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised/ Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock Unvested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3) ($)
T.J. Rodgers	1,251,093	—	—	3.53	6/30/2016	—	—	370,000	5,402,000
President, Chief Executive Officer and Director	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

Brad W. Buss	131,847	—	—	3.99	10/27/2016	50,000	468,250	—	—
Executive Vice President, Finance and Administration, Chief Financial Officer	90,699	—	—	3.70	8/15/2015	—	—	—	—
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

Paul D. Keswick	123,606	—	—	3.99	10/27/2016	—	—	200,000	2,920,000
Executive Vice President, Marketing, Human Resources & IT	37,082	—	—	3.53	2/25/2015	—	—	—	—
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

J. Daniel McCranie	—	—	—	—	—	—	—	150,000	2,190,000
Executive Vice President, Sales and Applications	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

Dana C. Nazarian	3,794	—	—	3.99	10/27/2016	—	—	200,000	2,920,000
Executive Vice President, Memory Products Division	27,383	—	—	4.91	3/8/2016	—	—	—	—
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

Thad Trent	7,000	—	—	11.55	5/30/2021	20,000	187,300	40,000	584,000
Executive Vice President, Finance and Administration, Chief Financial Officer	7,200	—	—	11.27	12/18/2020	—	—	—	—
	17,000	—	—	6.17	3/19/2019	—	—	—	—
	15,450	—	—	3.99	10/27/2016	—	—	—	—

(1)

The grants reported above in the “Option Awards” and “Stock Awards” columns were awarded under the 2013 Stock Plan. Grants made prior to September 29, 2008 reflect adjustments made, pursuant to the tax free spin-off of SunPower Corporation in which existing awards were multiplied by the SunPower spin-off ratio of 4.12022 to reflect the change in market value of Cypress’s common stock following the distribution to the Cypress stockholders of SunPower Corporation class B common stock.

(2)	The vesting date of all listed Equity Incentive Plan Awards is January 20, 2015.
(3)	The amounts are based on the outstanding grants as of the end of fiscal 2014 and fiscal year ending value of $14.60 per share.

EXECUTIVE COMPENSATION TABLES

OPTION EXERCISES AND STOCK VESTING

Fiscal Year Ended December 28, 2014

	Option Awards		Stock Awards

Named Executive Officer		Value Realized Upon Exercise (1) ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting (2) ($)
T.J. Rodgers	1,450,411	10,601,241	208,800	2,044,152
Brad W. Buss	209,016	2,265,691	129,600	1,268,784
Paul D. Keswick	—	—	156,600	1,533,144
J. Daniel McCranie	—	—	150,000	1,530,000
Dana C. Nazarian	—	—	151,200	1,480,248
Thad Trent	18,561	118,067	39,093	400,059

(1)

Amount shown reflects the difference between the option exercise price and the market value of the underlying shares on the exercise date multiplied by the number of shares covered by the option. All shares and dollar values are before required tax payments.

(2)	The actual amount released to the NEOs represents the total shares multiplied by the market value on the date released. All shares and dollar values are before required tax payments.

NON-QUALIFIED DEFERRED COMPENSATION

Fiscal Year Ended December 28, 2014 (1)

Named Executive Officer	Executive Contribution in the Last Fiscal Year (2) ($)	Cypress Contribution in the Last Fiscal Year ($)	Aggregate Earnings in the Last Fiscal Year (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
T.J. Rodgers	518,066	—	593,404	—	11,361,660
Brad W. Buss	—	—	508,101	—	1,684,968
Paul D. Keswick	—	—	—	—	—
J. Daniel McCranie	—	—	—	—	—
Dana C. Nazarian	—	—	22,457	—	352,878
Thad Trent	77,144		13,224		301,641

(1)

Cypress’s deferred compensation plan provides certain key employees, including executive management, with the ability to defer the receipt of compensation in order to accumulate funds for retirement on a tax-deferred basis. Each participant in Cypress’s deferred compensation plans may elect to defer a percentage of their compensation (annual base salary, cash bonuses and any cash sales commissions) and invest such deferral in any investment that is available on the open market. Cypress does not make contributions to the deferred compensation plan and does not guarantee returns on the investments. Participant deferrals and investment gains and losses remain as Cypress liabilities and the underlying assets are subject to claims of general creditors. Withdrawals and other distributions are subject to the requirements of U.S. Internal Revenue Code Section 409A.

(2)	100% of executive contributions to the non-qualified deferred compensation plan are reported in the Summary Compensation Table.
(3)	0% of aggregate earnings in the non-qualified deferred compensation plan are reported in the Summary Compensation Table.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of Cypress’s Board of Directors serves as the representative of the Board of Directors with respect to its oversight of:

—	Cypress’s accounting and financial reporting processes, including the integrity of the Company’s financial statements as well as the annual and quarterly audits of such financial statements;

—	Cypress’s internal controls and the audit of management’s assessment of the effectiveness of internal control over financial reporting;

—	Cypress’s compliance with legal and regulatory requirements;

—	the Company’s independent registered public accounting firm’s appointment, qualifications and independence, as well as such firm’s fees and scope of services; and

—	the performance of Cypress’s internal audit function.

The Audit Committee also provides the Board with such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board.

The charter of the Audit Committee is posted on our website at http://investors.cypress.com/governance.cfm.

Cypress’s management has primary responsibility for preparing Cypress’s financial statements, establishing the Company’s financial reporting process and internal financial controls. Cypress’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion on the conformity of Cypress’s financial statements to generally accepted accounting principles and on the effectiveness of Cypress’s internal control over financial reporting. The Audit Committee reviews the Company’s financial disclosures and holds regular executive sessions outside the presence of management with our independent registered public accounting firm. The Committee also meets privately, as needed, with our chief financial officer, our legal counsel and our internal auditors to discuss our internal accounting control policies and procedures as well as any other issues raised by the Committee. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report on Form 10-K for our fiscal year ended December 28, 2014, with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of any significant judgment exercised, and the clarity of disclosures in the financial statements. In addition, the Audit Committee reviewed the results of management’s assessment of the effectiveness of Cypress’s internal control over financial reporting as of December 28, 2014. The Audit Committee reports on these meetings to our full Board of Directors.

The Audit Committee hereby reports as follows:

(1)          The Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements in Cypress’s Annual Report on Form 10-K for fiscal year ended December 28, 2014.

(2)          The Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board.

(3)          The Audit Committee has received the written disclosures and the letter from the independent auditors for Cypress as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the auditors their independence.

Based on the review and discussion referred to in items (1) through (3) above, the Audit Committee recommended to the Board of Directors and the Board approved that the Company’s audited financial statements be included in the

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Annual Report on Form 10-K for the fiscal year ended December 28, 2014 for filing with the SEC. The Audit Committee also recommended the reappointment of PricewaterhouseCoopers LLP as Cypress’s independent registered public accounting firm for fiscal year 2015.

Each member of the Audit Committee that served during fiscal year 2014 was independent as defined under the NASDAQ listing standards during the period in which they served.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
W. Steve Albrecht, Chairman
Eric A. Benhamou

OTHER REQUIRED DISCLOSURES

OTHER REQUIRED DISCLOSURES

Compensation Committee Interlocks and Insider Participation

During fiscal year 2014, the following directors were members of our Compensation Committee: Mr. Eric A. Benhamou, Mr. Lloyd Carney, Mr. James R. Long and Mr. Robert Y. L. Mao. None of them has at any time been an officer or employee of Cypress. Mr. Mao replaced Mr. Carney on the Compensation Committee in connection with Mr. Carney’s resignation from the Board.

None of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that require disclosure under Item  407(e)(4) of SEC Regulation S-K.

Policies and Procedures with Respect to Related Person Transactions

Our written Code of Business Conduct and Ethics prohibits our executive officers, directors and employees, or any of such persons’ immediate family members or affiliates, from entering into any transaction or relationship that might present a conflict of interest to the Company or such individual. Any potential conflict of interest must be reported to the Company’s chief financial officer or the legal department for review and, if necessary, escalation to the Audit Committee for further review. Our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence.

Certain Relationships and Related Transactions

Other than the compensation arrangements for our officers discussed in the “Compensation Discussion and Analysis (“CD&A”)” section in this proxy statement and for directors discussed in the “Director Compensation” section in this proxy statement, there was not, nor is there currently proposed, any transaction or series of similar transactions to which we are or will be a party:

—	in which the amount involved exceeded or will exceed $120,000; and

—	in which any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish us with copies of all of the forms they filed to comply with Section 16(a) requirements.

We believe that, during fiscal year 2014, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements, except that there were six late reports filed by our executive officers, two each by Hassane El-Khoury (reporting late one and two transactions, respectively) and Thad Trent (who failed to timely file his Form 3 and filed a Form 5 reporting late three transactions that should have been reported earlier on a Form 4), and one by each of J. Daniel McCranie (reporting late one transaction) and Brad Buss (reporting late one transaction).

In making these statements, we have relied upon examination of the copies of Forms 3, 4, and 5, and amendments to these forms, provided to us and the written representations of our directors, executive officers, and 10% stockholders.

OTHER MATTERS

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

It is important that your stock be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to execute and return your proxy card in the envelope provided or to vote by telephone or online at your earliest convenience.

FOR THE BOARD OF DIRECTORS

Pamela L. Tondreau
Corporate Secretary

Dated:    April 1, 2015

CYPRESS SEMICONDUCTOR CORPORATION 198 CHAMPION COURT

SAN JOSE, CA 95134-1599

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

1 OF 2

1 1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CONTROL #

SHARES

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All

Withhold All

For All

Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 T.J. RODGERS

02 W. STEVE ALBRECHT

03 ERIC A. BENHAMOU

04 WILBERT VAN DEN HOEK

05 JOHN H. KISPERT

06 H. RAYMOND BINGHAM

07 O.C. KWON

08 MICHAEL S. WISHART

The Board of Directors recommends you vote FOR proposals 2 and 3.

2 The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015.

For Against Abstain

3 Annual advisory vote to approve the compensation of our named executive officers.

NOTE: The proposals to be voted on may also include such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES CUSIP # SEQUENCE #

0000239743_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement / Annual Report Combined Document is/are available at www.proxyvote.com .

CYPRESS SEMICONDUCTOR CORPORATION PROXY FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of CYPRESS SEMICONDUCTOR CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 1, 2015, and hereby appoints T. J. Rodgers and Pamela Tondreau, and each of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent, vote and act on behalf of the undersigned at the 2015 Annual Meeting of Stockholders of CYPRESS SEMICONDUCTOR CORPORATION to be held on May 15, 2015, at 8:00 a.m., Pacific Daylight Time, at its offices located at 198 Champion Court, San Jose, California 95134 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on all matters coming before the meeting.

A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or postponement thereof (or if only one shall represent and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IDENTIFIED HEREIN, AND FOR PROPOSALS 2 AND 3, AND AS THE DESIGNATED ATTORNEYS-IN-FACT DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side

0000239743_2 R1.0.0.51160